Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

January 2, 2019

among

BRISTOL-MYERS SQUIBB COMPANY,

BURGUNDY MERGER SUB, INC.

and

CELGENE CORPORATION

i

EXHIBITS

Exhibit A - Form of Contingent Value Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 2, 2019 is by and among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Burgundy Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Celgene Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommended the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are fair to and in the best interests of Parent and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance), (iii) directed that the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders, and (iv) recommended the approval of the Parent Share Issuance by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, at or immediately prior to the Merger Effective Time, Parent and a trustee selected by Parent and reasonably acceptable to the Company (the “New CVR Trustee”) will enter into a Contingent Value Rights Agreement (the “New CVR Agreement”), in substantially the form attached hereto as Exhibit A (subject to modification contemplated by Section 7.07); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the transactions contemplated hereby (including the Merger) and to prescribe certain conditions to the transactions contemplated hereby (including the Merger).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

Article I

DEFINITIONS

Section 1.01         Definitions.

(a)          As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the U.S. Securities Act of 1933, as amended.

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Abraxis CVR” means a CVR, as defined in the Abraxis CVR Agreement (as in effect as of the date hereof).

“Abraxis CVR Agreement” means that certain Contingent Value Rights Agreement, dated as of October 15, 2010, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Abraxis CVR Trustee”).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Applicable Law(s)” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include the FDCA, the rules, regulations and administrative policies of the FDA, the PHSA, the EMA, the Bribery Legislation, the Sanction Laws and the Antitrust Laws.

“Bribery Legislation” means all Applicable Laws relating to the prevention of bribery, corruption and money laundering, including the United States Foreign Corrupt Practices Act of 1977, the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, the UK Bribery Act 2010 and the Proceeds of Crime Act 2002.

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“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets of the Company, or to which twenty percent (20%) or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any of its Subsidiaries, under which such Person or Group or, in the case of clause (B), the stockholders or equityholders of any such Person or Group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets of the Company, or to which twenty percent (20%) or more of the revenues or earnings of the Company on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (B) immediately after giving effect to such transaction(s), beneficially own twenty percent (20%) or more of any class of equity or voting securities of the Company or the surviving or resulting entity in such transaction(s).

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2018, and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended September 30, 2018.

“Company Balance Sheet Date” means September 30, 2018.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

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“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries or (B) for which the Company or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any benefit or compensation plan, program or other arrangement maintained by a Governmental Authority.

“Company Equity Awards” means the Company Stock Options, the Company RSU Awards, the Company PSU Awards, and the Company RSAs.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, in each case, of the Company and its Subsidiaries.

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“Company Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the industries in which the Company or any of its Subsidiaries operates, (iii) any decline, in and of itself, in the market price or trading volume of the Company Common Stock (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts, events, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute a Company Material Adverse Effect or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts, events, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute a Company Material Adverse Effect or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Merger), the taking of any action required or expressly contemplated by this Agreement or the identity of, or any facts or circumstances relating to Parent or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including Section 4.04(c)) or with respect to the condition to Closing contained in Section 9.02(b), to the extent it relates to such representations and warranties), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) the taking of any action at the written request of or with the written consent of Parent, (xi) any reduction in the credit rating of the Company or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude Parent from asserting that any facts, events, developments or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute a Company Material Adverse Effect or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the transactions contemplated hereby (including the Merger), or (xiv) any regulatory or clinical changes, effects, developments or occurrences relating to any Company Pipeline Product (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any Company Pipeline Product, (B) any negative regulatory actions, requests, recommendations or decisions of any Governmental Authority relating to any Company Pipeline Product or any other regulatory or clinical development relating to any Company Pipeline Product, (C) any clinical studies, tests or results or announcements thereof with respect to any Company Pipeline Product, and (D) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval with respect to any Company Pipeline Product) except in the case of each of clauses (i), (ii), (iv), (vii), (viii), (ix) or (xii), to the extent that any such event, change, effect, development or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which the Company and its Subsidiaries operate.

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“Company Permitted Settlement” means, subject to the CPS Company Disclosure (as defined in Section 6.01 of the Company Disclosure Schedule), any settlement or compromise of, or any agreement to avoid, any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings), where such settlement, compromise or agreement (i) does not involve payments (contingent or otherwise) by the Company or any of its Subsidiaries in excess of $100,000,000 in the aggregate with all other such settlements, compromises or agreements that relate to the applicable claim, action or proceeding (but, with respect to Intellectual Property, that relate to the applicable Company Product), (ii) would not, at the time such settlement, compromise or agreement is executed, be expected to violate any Applicable Laws as reasonably determined by the Company in good faith, or (iii) does not impose any materially burdensome monitoring or reporting obligations to any other Person outside of the ordinary course of business or any material restrictions, liabilities or obligations (unless such restrictions, liabilities and obligations are ordinary course terms typically included in the settlement or compromise of the applicable type of claim, action or proceeding (e.g., the inclusion of licenses and covenants-not-to-sue in the settlement of a claim of Intellectual Property infringement)) on the Company or any of its Subsidiaries (or, following the Closing, on Parent or any of its Subsidiaries).

“Company Pipeline Product” means any Company Product that, as of the date of this Agreement, is not being sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company Registered IP” means all Scheduled Covered Product IP and all other issued patents and other registrations (including patents, trademarks and copyrights, and domain name registrations) and patent applications and other applications for registration for Owned Intellectual Property included in the Company Intellectual Property.

“Company Stock Plans” means the 2017 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 1995 Non Employee Directors’ Incentive Plan and the 1992 Long-Term Incentive Plan, in each case as amended from time to time, and any other plan or arrangement of the Company or any of its Subsidiaries providing for the grant of compensatory equity-based awards.

“Company Stock Price” means the average of the volume weighted averages of the trading price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually selected by Parent and the Company in good faith) on each of the three (3) consecutive trading days ending on the last trading day prior to the Closing.

“Consent” means any consent, approval, waiver, license, permit, variance, exemption, franchise, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any legally binding contract, agreement, obligation, understanding or instrument, lease, license or other legally binding commitment or undertaking of any nature.

“Covered Product” means each of the Company Products listed on Section 1.01(a)(1) of the Company Disclosure Schedule.

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“Covered Rights” means, with respect to a Company Product, the right to research, develop, manufacture, have manufactured, supply, test, distribute, market, promote, license, offer for sale, sell, import, export, commercialize or otherwise exploit such Company Product in any jurisdiction.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 25, 2018, by and among the Company, the Lenders party thereto and Citibank, N.A. as Administrative Agent.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries, or the business of Parent or any of its Subsidiaries, as applicable.

“Equity Award Exchange Ratio” means the sum, rounded to the nearest one hundredth, equal to (i) the Exchange Ratio, plus (ii) the quotient of (A) the Cash Consideration, divided by (B) the Parent Stock Price.

“Equity Securities” means, with respect to any Person, (i) any shares of capital stock or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of (A) any capital stock or other voting securities of, (B) other ownership interests in, or (C) any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

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“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Financing Sources” means the Persons that have entered or will enter into commitment letters, credit agreements or other agreements with Parent in connection with the Debt Financing (including any Persons providing Alternative Financing and including, for purposes of Section 6.03, any Persons providing any alternate permanent financing referred to in the Debt Commitment Letter) and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, and their respective general or limited partners, direct or indirect shareholders, managers, members, Affiliates, Representatives, successors and assigns; provided that neither Parent nor any Affiliate of Parent shall be a Financing Source.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority and any arbitral tribunal.

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any candidate for political office or (iii) any political party or party official.

“Group” means a “group” as defined in Section 13(d) of the 1934 Act.

“Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or that is otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indentures” means, collectively:

(i)          that certain indenture, dated as of October 7, 2010, relating to the Company’s 3.950% Senior Notes due 2020 and 5.700% Senior Notes due 2040;

(ii)         that certain indenture, dated as of August 9, 2012, relating to the Company’s 3.250% Senior Notes due 2022;

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(iii)        that certain indenture dated as of August 6, 2013, relating to the Company’s 4.000% Senior Notes due 2023 and 5.250% Senior Notes due 2043;

(iv)        that certain indenture, dated as of May 15, 2014, relating to the Company’s 2.250% Senior Notes due 2019, 3.625% Senior Notes due 2024 and 4.625% Senior Notes due 2044;

(v)         that certain indenture, dated as of August 12, 2015, relating to the Company’s 2.875% Senior Notes due 2020, 3.550% Senior Notes due 2022, 3.875% Senior Notes due 2025 and 5.000% Senior Notes due 2045;

(vi)        that certain indenture, dated November 9, 2017, relating to the Company’s 2.750% Senior Notes due 2023, 3.450% Senior Notes due 2027 and 4.350% Senior Notes due 2047;

(vii)       that certain indenture, dated as of February 2018, relating to the Company’s 2.875% Senior Notes due 2021, 3.250% Senior Notes due 2023, 3.900% Senior Notes due 2028 and 4.550% Senior Notes due 2048; and

(viii)      that certain indenture, dated as of August 10, 2017, relating to the Company’s 2.250% Senior Notes due 2021.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein and associated therewith, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, Internet domain names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (ii) patents and pending patent applications, and all divisions, continuations, continuations-in-part, reissues and reexaminations, and any extensions and counterparts thereof; (iii) works of authorship (whether or not copyrightable), registered and unregistered copyrights (including those in Software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof, including moral rights of authors, and database rights; (iv) trade secrets, rights in technology, confidential or proprietary information and other know-how, including inventions (whether or not patentable or reduced to practice), concepts, methods, processes, protocols, assays, formulations, formulae, technical, research, clinical and other data, databases, designs, specifications, schematics, drawings, algorithms, models and methodologies; (v) rights in Software; and (vi) other similar types of proprietary rights or other intellectual property.

“In-the-Money Option” means each Company Stock Option that is not an Out-of-the-Money Option.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

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“Key Covered Product” means each Company Product listed on Section 1.01(a)(3) of the Company Disclosure Schedule.

“knowledge” means (i) with respect to the Company, the actual knowledge of those executive officers of the Company set forth in Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of those executive officers of Parent set forth in Section 1.01 of the Parent Disclosure Schedule. None of the individuals set forth in Section 1.01(b) of the Company Disclosure Schedule or Section 1.01 of the Parent Disclosure Schedule shall have any personal liability or obligations regarding such knowledge.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a Third Party and licensed (including sublicensed) to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset (excluding in each case any license to, or covenant not to sue in respect of, Intellectual Property).

“Major Subsidiary” means, with respect to any Person, each Subsidiary of such Person that is a “significant subsidiary” (as defined in Regulation S-X) of such Person.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority or arbitrator (in each case, whether temporary, preliminary or permanent).

“Out-of-the-Money Option” means each Company Stock Option for which the per share exercise price as of immediately prior to the Effective Time is equal to, or exceeds, the Company Stock Price.

“Out-of-the-Money Option Exchange Ratio” means the quotient, rounded to the nearest one hundredth, of (i) the Company Stock Price, divided by (ii) the Parent Stock Price.

“Owned Intellectual Property” means, with respect to any Person, any and all Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

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“Parent Acquisition Proposal” means any indication of interest, proposal or offer from any Person or Group, other than the Company and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Parent or any of its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the consolidated assets of Parent, or to which twenty percent (20%) or more of the revenues or earnings of Parent on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of twenty percent (20%) or more of any class of equity or voting securities of Parent, (iii) tender offer or exchange offer that, if consummated, would result in such Person or Group beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Parent, or (iv) merger, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions involving Parent or any of its Subsidiaries, under which such Person or Group or, in the case of clause (B), the stockholders or equityholders of any such Person or Group would, directly or indirectly, (A) acquire assets equal to twenty percent (20%) or more of the consolidated assets of Parent, or to which twenty percent (20%) or more of the revenues or earnings of Parent on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (B) immediately after giving effect to such transaction(s), beneficially own twenty percent (20%) or more of any class of equity or voting securities of Parent or the surviving or resulting entity in such transaction(s).

“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2018, and the footnotes to such consolidated balance sheet, in each case set forth in Parent’s report on Form 10-Q for the fiscal quarter ended September 30, 2018.

“Parent Balance Sheet Date” means September 30, 2018.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (A) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries for the current or future benefit of any director, officer, or employee (including any former director, officer, or employee) of Parent or any of its Subsidiaries or (B) for which Parent or any of its Subsidiaries has any direct or indirect liability and, in each case, other than any benefit or compensation plan, program or other arrangement maintained by a Governmental Authority.

“Parent Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property, in each case, of Parent and its Subsidiaries.

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“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or together with any other event, change, effect, development or occurrence, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided that no event, change, effect, development or occurrence to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect: (i) any changes in general United States or global economic conditions, (ii) any changes in conditions generally affecting the industries in which Parent or any of its Subsidiaries operates, (iii) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts, events, developments or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute a Parent Material Adverse Effect or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (iv) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts, events, developments or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute a Parent Material Adverse Effect or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (vi) the execution and delivery of this Agreement, the public announcement or the pendency of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (including the Merger), the taking of any action required or expressly contemplated by this Agreement or the identity of, or any facts or circumstances relating to the Company or any of its Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with Governmental Authorities, customers, suppliers, partners, officers, employees or other material business relations (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby (including Section 5.04(c)) or with respect to the condition to Closing contained in Section 9.03(b), to the extent it relates to such representations and warranties), (vii) any adoption, implementation, promulgation, repeal, modification, amendment, authoritative interpretation, change or proposal of any Applicable Law of or by any Governmental Authority, (viii) any changes or prospective changes in GAAP (or authoritative interpretations thereof), (ix) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the date of this Agreement, (x) the taking of any action at the written request of or with the written consent of the Company, (xi) any reduction in the credit rating of Parent or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude the Company from asserting that any facts, events, developments or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute a Parent Material Adverse Effect or should be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect), (xii) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (xiii) any claims, actions, suits or proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the transactions contemplated hereby (including the Merger), or (xiv) any regulatory or clinical changes, effects, developments or occurrences relating to any Parent Pipeline Product (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any Parent Pipeline Product, (B) any negative regulatory actions, requests, recommendations or decisions of any Governmental Authority relating to any Parent Pipeline Product or any other regulatory or clinical development relating to any Parent Pipeline Product, (C) any clinical studies, tests or results or announcements thereof with respect to any Parent Pipeline Product, and (D) any delay, hold or termination of any clinical trial or any delay, hold or termination of any planned application for marketing approval with respect to any Parent Pipeline Product), except in the case of each of clauses (i), (ii), (iv), (vii), (viii), (ix) or (xii), to the extent that any such event, change, effect, development or occurrence has a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, change, effect, development or occurrence has on other companies operating in the industries in which Parent and its Subsidiaries operate.

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“Parent Pipeline Product” means any Parent Product that, as of the date of this Agreement, is not being sold or distributed by or on behalf of Parent or any of its Subsidiaries.

“Parent Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of Parent or any of its Subsidiaries.

“Parent Stock Price” means the average of the volume weighted averages of the trading price of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five (5) consecutive trading days ending on the trading day that is two (2) trading days prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for utilities or Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) any purchase money security interests, equipment leases or similar financing arrangements, (viii) any Liens which are disclosed on the Company Balance Sheet (in the case of Liens applicable to the Company or any of its Subsidiaries) or the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto, or (ix) any Liens that are not material to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, taken as a whole.

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“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Representatives” means, with respect to any Person, its officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives.

“Sanctioned Country” means any of Crimea, Cuba, Iran, North Korea, Sudan, and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in (i) or (ii).

“Sanctions Laws” means all Applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Severance Pay Plans” means the severance plans set forth on Section 7.05(a) of the Company Disclosure Schedule.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

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“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any tax return, report or other filing, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means any Person or Group, other than the Company or any of its Affiliates, in the case of Parent, or Parent or any of its Affiliates, in the case of the Company, and the Representatives of such Persons, in each case, acting in such capacity.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

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(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Affected Employees	7.05(a)
Agreement	Preamble
Alternative Financing	7.06(b)
Annual Incentive Plans	7.05(c)
Assumed In-the-Money Option	2.06(a)
Assumed Performance Unit Award	2.06(c)
Assumed Restricted Stock Award	2.06(d)
Assumed Restricted Unit Award	2.06(b)
Bankruptcy and Equity Exceptions	4.02(a)
Cash Consideration	2.03(a)
Certificate	2.03(b)
Certificate of Merger	2.02(a)
Claim Expenses	7.04(a)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Additional Amounts	10.03(f)
Company Adverse Recommendation Change	6.02(a)
Company Approval Time	6.02(b)
Company Bankers	4.28
Company Board Recommendation	4.02(b)
Company Fee Reimbursement	10.03(d)
Company Indenture Officers’ Certificate	6.04
Company Intervening Event	6.02(g)
Company Material Contract	4.16(a)
Company Note Offers and Consent Solicitations	6.04
Company Opinion of Counsel	6.04
Company Organizational Documents	4.01
Company Permits	4.13
Company Preferred Stock	4.05(a)
Company PSU Award	2.06(c)
Company Record Date	8.04(a)
Company Regulatory Agency	4.15(a)
Company Regulatory Permits	4.15(a)
Company RSA	2.06(d)
Company RSA	2.06(d)
Company RSU Award	2.06(b)
Company SEC Documents	4.07(a)
Company Stock Option	2.06(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	8.04(a)
Company Superior Proposal	6.02(f)
Company Supplemental Indenture	6.04
Company Termination Fee	10.03(a)
Compensation Continuation Period	7.05(a)
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Confidentiality Agreement	8.01(a)
Consent Solicitations	6.04
D&O Claim	7.04(a)
D&O Indemnified Parties	7.04(a)
D&O Indemnifying Parties	7.04(a)
Debt Commitment Letter	5.27(a)
Debt Commitment Letters	5.27(a)
Debt Financing	5.27(a)
Debt Offer Documents	6.04
DGCL	2.02(a)
Dissenting Shares	2.05
Dissenting Stockholders	2.05
EMA	4.15(d)
End Date	10.01(b)(i)
Exchange Agent	2.04(a)
Exchange Agent Agreement	2.04(a)
Exchange Fund	2.04(a)
Exchange Ratio	2.03(a)
Excluded Shares	2.03(a)
FDA	4.15(a)
FDCA	4.15(a)
Foreign Antitrust Laws	4.03
Incentive Plan Participant	7.05(c)
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	8.03(a)
Lease	4.21
Market Based Units	5.05(a)
Maximum Premium	7.04(b)
Merger	2.02(b)
Merger Consideration	2.03(a)
Merger Effective Time	2.02(a)
Merger Sub	Preamble
Nasdaq	4.03
New Company Plans	7.05(b)
New CVR	2.03(a)
New CVR Agreement	Recitals
New CVR Certificate	2.02(d)
New CVR Trustee	Recitals
Offers to Exchange	6.04
Offers to Purchase	6.04
Parent	Preamble
Parent Additional Amounts	10.03(f)
Parent Adverse Recommendation Change	7.02(a)
Parent Approval Time	7.02(b)
Parent Board Recommendation	5.02(b)
Parent Convertible Preferred Stock	5.05(a)

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Parent Equity Awards	5.05(a)
Parent Fee Reimbursement	10.03(c)
Parent Intervening Event	7.02(g)
Parent Organizational Documents	5.01
Parent Permits	5.13
Parent Preferred Stock	5.05(a)
Parent Registered IP	5.19(a)
Parent Regulatory Agency	5.15(a)
Parent Regulatory Permits	5.15(a)
Parent Restricted Stock Units	5.05(a)
Parent SEC Documents	5.07(a)
Parent Share Issuance	5.02(a)
Parent Stock Options	5.05(a)
Parent Stockholder Approval	5.02(a)
Parent Stockholder Meeting	8.04(b)
Parent Superior Proposal	7.02(f)
Parent Termination Fee	10.03(b)
Performance Share Units	5.05(a)
PHSA	4.15(a)
principal executive officer	4.07(e)
principal financial officer	4.07(e)
Registration Statement	8.03(a)
Regulation S-K	4.11
Regulation S-X	6.01(l)
Scheduled Covered Product IP	4.20(a)
Share Consideration	2.03(a)
Surviving Corporation	2.02(b)
Transaction Litigation	8.08
Trust Indenture Act	5.03
U.S. Company Employee Plan	4.18(a)
Uncertificated Share	2.03(b)
Unvested Equity Award CVR Consideration	2.06(e)
Vesting Date	2.06(e)

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Section 1.02         Other Definitional and Interpretative Provisions. The following rules of interpretation shall apply to this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit or schedules annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule annexed to this Agreement, including the Company Disclosure Schedule or the Parent Disclosure Schedule, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the appropriate schedule; (xi) references to any Person include the successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively; (xiii) references to “dollars” and “$” means U.S. dollars; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were (A) with respect to Parent, posted and made available to Parent on the Company due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), or, with respect to the Company, posted or made available to the Company on the Parent due diligence data site (or in any “clean room” or as otherwise provided on an “outside counsel only” basis), as applicable, in each case, prior to the date hereof; or (B) filed or furnished to the SEC prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

CLOSING; THE MERGER

Section 2.01         Closing. The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, 10022 at 10:00 a.m., Eastern time, on the third (3rd) Business Day after the date the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

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Section 2.02         The Merger.

(a)          At the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger. The Merger shall become effective at such time (the “Merger Effective Time”) as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the Certificate of Merger).

(b)          At the Merger Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall survive as the surviving corporation in the merger (the “Surviving Corporation”).

(c)          From and after the Merger Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

(d)          Each New CVR issued as part of the Merger Consideration hereunder will be substantially in the form attached as Annex A to the New CVR Agreement (each, a “New CVR Certificate”).

Section 2.03         Conversion of Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock:

(a)          other than (i) shares of Company Common Stock to be cancelled pursuant to Section 2.03(b) and (ii) Dissenting Shares (such shares together with the shares of Company Common Stock to be cancelled pursuant to Section 2.03(b), collectively, the “Excluded Shares”), each share of Company Common Stock outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive (A) one (the “Exchange Ratio”) share of Parent Common Stock (the “Share Consideration”), subject to Section 2.08 with respect to fractional shares, (B) $50.00 in cash without interest (the “Cash Consideration”) and (C) one contingent value right (a “New CVR”) issued by Parent subject to and in accordance with the New CVR Agreement (the consideration contemplated by subclauses (A), (B) and (C) together, the “Merger Consideration”);

(b)          (i) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Merger Effective Time (other than any such shares owned by Parent or Merger Sub in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be cancelled, and no consideration shall be paid with respect thereto and (ii) each share of Company Common Stock held by any wholly owned Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Merger Effective Time (other than shares held in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be converted into such number of fully paid and non-assessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Merger Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Merger Effective Time;

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(c)          each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute (together with any share of common stock of the Surviving Corporation described in Section 2.03(b)(ii)) the only outstanding shares of capital stock of the Surviving Corporation; and

(d)          all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and (i) each share of Company Common Stock that was, immediately prior to the Merger Effective Time, represented by a certificate (each, a “Certificate”) and (ii) each uncertificated share of Company Common Stock which, immediately prior to the Merger Effective Time, was registered to a holder on the stock transfer books of the Company (an “Uncertificated Share”) shall (in each case, other than with respect to Excluded Shares) thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions pursuant to Section 2.04(f) and (2) any cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.08, in each case to be issued or paid in accordance with Section 2.04, without interest.

Section 2.04         Surrender and Payment.

(a)          Prior to the Merger Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company (the “Exchange Agent Agreement”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration payable in respect of the shares of Company Common Stock. As of the Merger Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.04 through the Exchange Agent, (x) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.03(a) in exchange for outstanding shares of Company Common Stock, (y) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.03(a) and (z) New CVR Certificates representing the New CVRs issuable pursuant to Section 2.03(a) and the New CVR Agreement. Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.04(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.08. Promptly after the Merger Effective Time (and in no event more than two (2) Business Days following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Merger Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Merger Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of shares in book-entry form) representing shares of Parent Common Stock and New CVR Certificates and cash deposited with the Exchange Agent pursuant to this Section 2.04 shall be referred to in this Agreement as the “Exchange Fund”. Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that such cash shall only be invested in the manner provided in the Exchange Agent Agreement; and provided, further, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests; provided, further, that to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

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(b)          Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and duly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of the Company Common Stock represented by such Certificate or Uncertificated Share (including cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)). The shares of Parent Common Stock constituting the Share Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.

(c)          If any portion of the Merger Consideration (or cash in lieu of any fractional shares of Parent Common Stock or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 or Section 2.04(f)) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

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(d)          Upon the Merger Effective Time, there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Merger Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)) with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article II (including this Section 2.04).

(e)          Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.08 and Section 2.04(f)), without any interest thereon. Notwithstanding the foregoing, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall not be liable to any holder of shares of Company Common Stock for any amounts properly paid to a public official in compliance with applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)          Following the surrender of any Certificates, along with the delivery of a properly completed and duly executed letter of transmittal, or the transfer of any Uncertificated Shares, in each case as provided in this Section 2.04, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the shares of Parent Common Stock constituting the Share Consideration have been registered, (i) in connection with the payment of the Share Consideration, (x) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.08, and (y) the aggregate amount of all dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date on or after the Merger Effective Time that were paid prior to the time of such surrender or transfer, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole shares of Parent Common Stock constituting the Share Consideration with a record date on or after the Merger Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer. No dividends or other distributions with respect to shares of Parent Common Stock constituting the Share Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.08, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates are surrendered and the holder thereof delivers a properly completed and duly executed letter of transmittal or such Uncertificated Shares are transferred, as the case may be, as provided in this Section 2.04.

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(g)          The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.

Section 2.05         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and that are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the “Dissenting Stockholders” and, such shares of Company Common Stock, the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and, at the Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholders shall have failed to perfect or shall have effectively waived, withdrawn or lost such rights, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be deemed to have been converted, as of the Merger Effective Time, into the right to receive the Merger Consideration as provided in Section 2.03(a) (and cash in lieu of any fractional shares of Parent Common Stock and any dividends and distributions with respect thereto as contemplated by Section 2.04(f) and Section 2.08), without interest. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.06         Company Equity Awards.

(a)          Company Stock Options. At the Merger Effective Time, each compensatory option to purchase shares of Company Common Stock under any Company Stock Plan that is outstanding and unexercised immediately prior to the Merger Effective Time (each, a “Company Stock Option”), whether or not vested shall, by virtue of the Merger and without further action on the part of the holder thereof be:

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(i)          if such Company Stock Option is an In-the-Money Option, assumed by Parent and converted into (A) an option (an “Assumed In-the-Money Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger) as applied to each such Company Stock Option immediately prior to the Merger Effective Time, shares of Parent Common Stock, except that the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, subject to such Assumed In-the-Money Option shall equal the product of (1) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Merger Effective Time, multiplied by (2) the Equity Award Exchange Ratio, and the per-share exercise price, rounded up to the nearest whole cent, shall equal the quotient of (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Merger Effective Time, divided by (y) the Equity Award Exchange Ratio, and (B) the right to receive (1) if such In-the-Money Option was vested prior to the Merger Effective Time, one New CVR for each share of Company Common Stock underlying such In-the-Money Option immediately prior to the Merger Effective Time to be delivered within five (5) Business Days following the Merger Effective Time or (2) if such In-the-Money Option was not vested immediately prior to the Merger Effective Time, immediately upon, and subject to, the vesting of the Assumed In-the-Money Option, the Unvested Equity Award CVR Consideration (as defined in Section 2.06(e) below); or

(ii)         if such Company Stock Option is an Out-of-the-Money Option, assumed by Parent and converted into an option (an “Assumed Out-of-the-Money Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions and any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger) as applied to each such Company Stock Option immediately prior to the Merger Effective Time, shares of Parent Common Stock, except that the number of shares of Parent Common Stock, rounded down to the nearest whole number of shares, subject to such Assumed Out-of-the-Money Stock Option shall equal the product of (1) the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Merger Effective Time, multiplied by (2) the Out-of-the-Money Option Exchange Ratio, and the per-share exercise price, rounded up to the nearest whole cent, shall equal the quotient of (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Merger Effective Time, divided by (y) the Out-of-the-Money Option Exchange Ratio;

provided that each Company Stock Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, and each Company Stock Option shall be adjusted in a manner that complies with Section 409A of the Code.

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(b)          Company Restricted Stock Units. At the Merger Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests solely based on the passage of time (each, a “Company RSU Award”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into (i) a restricted unit award (each, an “Assumed Restricted Unit Award”) that settles in a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock underlying the Company RSU Award multiplied by the Equity Award Exchange Ratio, rounded up to the nearest whole number of shares, and (ii) the right to receive, immediately upon, and subject to, the vesting of the Assumed Restricted Unit Award, the Unvested Equity Award CVR Consideration. Each Assumed Restricted Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Merger Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(c)          Company Performance-Based Restricted Stock Units. At the Merger Effective Time, each restricted stock unit award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests based on the achievement of performance goals (each, a “Company PSU Award”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into (i) a restricted stock unit award (each, an “Assumed Performance Unit Award”) that settles in a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying the Company PSU Award (with such number of shares determined by deeming the applicable performance goals to be achieved at the greater of (A) the target level and (B) the actual level of achievement through the end of the calendar quarter immediately preceding the quarter in which the Merger Effective Time occurs as determined by the Management Compensation and Development Committee of the Board of Directors of the Company prior to the Merger Effective Time) multiplied by the Equity Award Exchange Ratio, rounded up to the nearest whole number of shares, and (ii) the right to receive, immediately upon, and subject to, the vesting of the Assumed Performance Unit Award, the Unvested Equity Award CVR Consideration. Each Assumed Performance Unit Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company PSU Award (other than performance-based vesting conditions) immediately prior to the Merger Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

(d)          Company Restricted Stock Awards. At the Merger Effective Time, each restricted stock award with respect to shares of Company Common Stock outstanding under any Company Stock Plan that vests based on the passage of time and/or the achievement of performance goals (each, a “Company RSA”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and shall be converted into (i) a restricted stock award (each, an “Assumed Restricted Stock Award”) that settles in a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock underlying the Company RSA multiplied by the Equity Award Exchange Ratio, rounded up to the nearest whole number of shares, and (ii) the right to receive, immediately upon, and subject to, the vesting of the Assumed Restricted Stock Award, the Unvested Equity Award CVR Consideration. Each Assumed Restricted Stock Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSA immediately prior to the Merger Effective Time (including any terms and conditions relating to accelerated vesting upon a termination of the holder’s employment in connection with or following the Merger).

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(e)          Unvested Equity Award CVR Consideration. With respect to each In-the-Money Option that is unvested as of immediately prior to the Merger Effective Time, each Company RSU Award, each Company PSU Award, and each Company RSA, the “Unvested Equity Award CVR Consideration” means either (i) if the Vesting Date (as defined below) occurs prior to the Milestone Payment Record Date (as defined in the New CVR Agreement) and prior to the Termination Date (as defined in the New CVR Agreement), one New CVR in respect of each share of Company Common Stock underlying such In-the-Money Option, Company RSU Award, Company PSU Award, or Company RSA, as applicable, immediately prior to the Merger Effective Time, (ii) if the Vesting Date occurs on or after the Milestone Payment Record Date, a cash payment equal to the Milestone Payment (as defined in the New CVR Agreement) in respect of each share of Company Common Stock underlying such In-the-Money Option, Company RSU Award, Company PSU Award, or Company RSA, as applicable, immediately prior to the Merger Effective Time, or (iii) if the Vesting Date occurs on or after the Termination Date and the Milestone (as defined in the New CVR Agreement) was not achieved prior to the Termination Date, no additional consideration. As used in this Section 2.06(e), “Vesting Date” means the date on which the Assumed In-the-Money Option, Assumed Restricted Unit Award, Assumed Performance Unit Award, or Assumed Restricted Stock Award that was issued in exchange for the applicable In-the-Money Option, Company RSU Award, Company PSU Award, or Company RSA, as applicable, becomes vested. For purposes of this Section 2.06(e), the number of shares of Company Common Stock underlying each Company PSU Award immediately prior to the Merger Effective Time will be determined in accordance with Section 2.06(c)(i).

(f)          Reservation of Shares. As soon as practicable following the Closing Date (but in no event more than five (5) Business Days following the Closing Date), Parent shall file a registration statement on Form S-8 (or any successor form) or, if required, Form S-3 (or any successor form), with respect to the issuance of (i) the shares of Parent Common Stock subject to the Assumed In-the-Money Options, the Assumed Out-of-the-Money Options, the Assumed Restricted Unit Awards, the Assumed Performance Unit Awards, and the Assumed Restricted Stock Awards, and (ii) the New CVRs to holders of Assumed In-the-Money Options that are unvested as of immediately prior to the Merger Effective Time, Assumed Restricted Unit Awards, Assumed Performance Unit Awards, and Assumed Restricted Stock Awards, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed In-the-Money Options, the Assumed Out-of-the-Money Options, the Assumed Restricted Unit Awards, the Assumed Performance Unit Awards, and the Assumed Restricted Stock Awards remain outstanding.

(g)          Board Actions. Prior to the Merger Effective Time, the Board of Directors of the Company (and/or the Management Compensation and Development Committee of the Board of Directors of the Company) and the Board of Directors of Parent (and/or the Compensation and Management Development Committee of the Board of Directors of Parent) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.06.

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Section 2.07         Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.08         Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock or fractional New CVRs shall be issued in the Merger. Each holder of shares of Company Common Stock who would otherwise have been entitled to receive as a result of the Merger a fraction of a share of Parent Common Stock or a fractional New CVR (after aggregating all shares represented by the Certificates and Uncertificated Shares delivered by such holder), as the case may be, shall receive, in lieu thereof, cash (without interest) in an amount (rounded down to the nearest cent) representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of shares of Parent Common Stock or New CVRs, respectively, that would otherwise be issued.

Section 2.09         Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or non-U.S. Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds and pays over all amounts so withheld to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.10         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a customary bond issued for lost, stolen or destroyed stock certificates, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against the Surviving Corporation or the Exchange Agent, with respect to such Certificate, the Exchange Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II (including Section 2.04).

Section 2.11         Further Assurances. At and after the Merger Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Article III

ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS

Section 3.01         Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation from and after the Merger Effective Time until thereafter amended as provided therein or by Applicable Law and (b) the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the bylaws of the Surviving Corporation from and after the Merger Effective Time until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law, except in each case that the name of the corporation reflected therein shall be “Celgene Corporation”.

Section 3.02         Directors and Officers of the Surviving Corporation. From and after the Merger Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) as disclosed in any publicly available Company SEC Document or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01         Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the “Company Organizational Documents”).

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Section 4.02         Corporate Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the corporate powers and authority of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock adopting this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exceptions”)).

(b)          At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders, and (iv) recommending adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.02, the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with and Filings under any applicable Antitrust Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ Global Select Market and NASDAQ Global Market (collectively, “Nasdaq”), and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04         Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (b) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Permit or any Contract binding upon the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.05         Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 1,150,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 31, 2018, there were outstanding (A) 700,238,758 shares of Company Common Stock (of which 17,065 shares of Company Common Stock were subject to Company RSAs), (B) no shares of Company Preferred Stock, (C) Company Stock Options to purchase an aggregate of 71,139,116 shares of Company Common Stock, (D) 11,676,491 shares of Company Common Stock were subject to outstanding Company RSU Awards, (E) 652,837 shares of Company Common Stock were subject to outstanding Company PSU Awards, determined assuming target performance levels were achieved, (F) 27,623,841 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (G) 43,273,855 Abraxis CVRs subject to, and having the terms set forth in, the Abraxis CVR Agreement. Except as set forth in this Section 4.05(a) and for changes since December 31, 2018 resulting from (x) the exercise or vesting and settlement of Company Equity Awards outstanding on such date or issued on or after such date to the extent permitted by Section 6.01, or (y) the issuance of Equity Securities of the Company on or after the date hereof to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding Equity Securities of the Company.

(b)          All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of the Company.

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Section 4.06         Subsidiaries.

(a)          Each Major Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Major Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by the Company, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company. Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment which do not exceed five percent (5%) of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

Section 4.07         SEC Filings and the Sarbanes-Oxley Act.

(a)          The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)          As of its filing date ( or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Company SEC Documents filed or furnished prior to the date of this Agreement complied, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will comply, in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

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(c)          As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document filed or furnished prior to the date of this Agreement did not, and each Company SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 5.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)          The Company is, and since January 1, 2017 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the 1934 Act are being prepared. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee during the period beginning January 1, 2017 and ending as of the date hereof.

(g)          Since January 1, 2017, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete in all material respects as of the date on which they were made.

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Section 4.08         Financial Statements and Financial Matters.

(a)          The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of the Company and its Subsidiaries.

(b)          From January 1, 2017 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09         Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus which were not supplied by or on behalf of the Company.

Section 4.10         Absence of Certain Changes.

(a)          (i) Since the Company Balance Sheet Date through the date of this Agreement, except in connection with or related to the process in connection with which the Company and its Representatives discussed and negotiated this Agreement and the transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) since the Company Balance Sheet Date, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b)          Since the Company Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Merger Effective Time without Parent’s consent, would constitute a breach of clause (b), (c)(iii), (f), (h), (l) or (m) of Section 6.01 (or solely with respect to the foregoing clauses, clause (o) of Section 6.01).

Section 4.11         No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (c) liabilities arising in connection with the transactions contemplated hereby, or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act (“Regulation S-K”) that have not been so described in the Company SEC Documents.

Section 4.12         Litigation. There is no claim, action, proceeding or suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened (in the case of clause (b) below, as of the date hereof) against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of the Company or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority (a) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of any of the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that, as of the date of this Agreement, would reasonably be expected to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13         Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Company Permits”). The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no claim, action, proceeding or suit or, to the knowledge of the Company, investigation pending, or, to the knowledge of the Company, threatened that seeks, or, to the knowledge of the Company, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Company Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 4.14         Compliance with Laws. The Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15         Regulatory Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries holds (A) all authorizations under the United States Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of any of the Company Products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries as currently conducted (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company and its Subsidiaries are in compliance with the terms of all Company Regulatory Permits. All Company Regulatory Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Neither the Company nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Company Regulatory Agency.

(c)          All pre-clinical and clinical investigations in respect of a Company Product or Company Product candidate conducted or sponsored by the Company or any of its Subsidiaries are being and, since January 1, 2017 have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, and (ii) any applicable federal, state and provincial Applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the period beginning on January 1, 2017 and ending on the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or the European Medicines Agency (the “EMA”) or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of the Company Products which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.

(e)          During the period beginning on January 1, 2017 and ending on the date hereof, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold; and (ii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Applicable Law or program.

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(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as to each Company Product or Company Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any foreign jurisdiction in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company or any of its Subsidiaries to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of its Subsidiaries, each such Company Product or Company Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Company or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the period beginning on January 1, 2017 and ending on the date hereof, neither the Company nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product. To the knowledge of the Company, there are no facts as of the date hereof which are reasonably likely to cause, and neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Company Regulatory Agency during the period beginning on January 1, 2017 and ending on the date hereof regarding, (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or its Subsidiaries (other than recalls, withdrawals or replacements that are not material to the Company and its Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement status of a Company Product.

Section 4.16         Material Contracts.

(a)          Section 4.16(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts (other than any Contract that is a Company Employee Plan) to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i)          any Contract, including any manufacturing, supply or distribution agreement, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $100,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter and which cannot be terminated by the Company or such Subsidiary on less than sixty (60) days’ notice without material payment or penalty;

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(ii)         each Contract providing for or (in the case of subclause (B)) related to the acquisition or disposition of assets or securities by or from any Persons or any business (or any Contract providing for an option, right first refusal or offer or similar rights with respect to any of the foregoing) (including the Abraxis CVR Agreement) (A) entered into since December 31, 2015 that involved or would reasonably be expected to involve the payment of consideration in excess of $250,000,000 in the aggregate with respect to such Contract or series of related Contracts, or (B) that contains (or would contain, in the case of an option, right of first refusal or offer or similar rights) (x) ongoing representations, warranties, covenants, indemnities or other obligations (including “earn-out”, contingent value rights or other contingent payment or value obligations) that would reasonably be expected to involve or may require the receipt or making of payments or the issuance of any Equity Securities of the Company or any of its Subsidiaries in excess of $250,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter or (y) any other material ongoing obligations of the Company or any of its Subsidiaries outside of the ordinary course of business;

(iii)        any Contract with any Governmental Authority involving or that would reasonably be expected to involve payments to or from any Governmental Authority in an amount having an expected value in excess of $50,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter;

(iv)        any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of Parent or any of its Affiliates after the Merger Effective Time, (B) contains material exclusivity or “most favored nation” obligations or restrictions to which the Company or any of its Subsidiaries is subject (or, following the Closing, to which Parent or any of its Subsidiaries would be subject) or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to sell, market, distribute, promote, manufacture, develop, commercialize, or test or research any current product material to the Company or any of its Subsidiaries, directly or indirectly through third parties in any material respect, or that would so limit or purport to limit Parent or any of its Affiliates after the Merger Effective Time in any material respect;

(v)         any Contract relating to third-party indebtedness for borrowed money (including under any short-term financing facility), in each case in excess of $35,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any of its Subsidiaries;

(vi)        any Contract restricting the payment of dividends or the making of distributions to stockholders or the repurchase or redemptions of stock or other Equity Securities;

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(vii)       any collective bargaining agreements or other agreements with any labor organization, labor union or other employee representative with respect to employees of the Company or any of its Subsidiaries;

(viii)      any material joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research, development or other similar agreement;

(ix)         any Contract with any Person (A) pursuant to which the Company or its Subsidiaries may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license, or any other similar rights with respect to any Company Product or any material Intellectual Property (or, following the Closing, with respect to any Parent Product or any material Intellectual Property of Parent or any of its Subsidiaries), in each case, which payments are in an amount having an expected value in excess of $250,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter;

(x)          any lease or sublease for real or personal property for which annual rental payments made by the Company or any of its Subsidiaries are expected to be in excess of $50,000,000 in the fiscal year ending December 31, 2018 or any fiscal year thereafter;

(xi)         all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license (including any sublicense) to, or covenant not to be sued under, any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business), in the case of each of clauses (A) and (B), other than any grant of a license in the ordinary course of business in connection with any distribution agreement (but, for clarity, excluding any distribution agreement that was entered into in connection with the settlement or compromise of any claim, action or proceeding or to avoid any actual or threatened claim, action or proceeding);

(xii)        any Contracts or other transactions with any (A) executive officer or director of the Company, (B) record or, to the knowledge of the Company, beneficial owner of five percent (5%) or more of the voting securities of the Company, or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner;

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(xiii)       any Contract involving the settlement or compromise of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) which (A) involves either (1) payments by the Company or any of its Subsidiaries after the date hereof in excess of $100,000,000, and/or (2) any Covered Product in the United States or Europe, or (B)  imposes any materially burdensome monitoring or reporting obligations to any other Person outside the ordinary course of business or any other material restrictions or liabilities on the Company or any Subsidiary of the Company (or, following the Closing, on Parent or any Subsidiary of Parent);

(xiv)       [intentionally omitted]; and

(xv)       any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K.

(b)          All of the Company Material Contracts are, subject to the Bankruptcy and Equity Exceptions, (i) valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and (ii) in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (in each case except for such Company Material Contracts that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), except where the failure to be valid and binding obligations and in full force and effect and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no Person is seeking to terminate or challenging the validity or enforceability of any Company Material Contract, except such terminations or challenges which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, as of the date hereof and to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each Company Material Contract as in effect as of the date hereof.

Section 4.17         Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)          All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.

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(b)          The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on any Tax Returns, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c)          The Company and each of its Subsidiaries has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose.

(d)          (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that remains in effect.

(e)          There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(f)          There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(g)          During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)          There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(i)          No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or non-U.S. law or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

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(k)          Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.18         Employees and Employee Benefit Plans.

(a)          Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan that covers employees of the Company and its Subsidiaries working in the United States (each, a “U.S. Company Employee Plan”) and each U.S. Company Employee Plan that is subject to ERISA. For each material U.S. Company Employee Plan and each U.S. Company Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such U.S. Company Employee Plan, and (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year.

(b)          Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, since January 1, 2017, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each trust created under any such Company Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

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(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2017, each Company Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, and all contributions required to have been made by the Company or any of its Subsidiaries with respect to any benefit or compensation plan, program or other arrangement maintained by a Governmental Authority have been timely made. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2017, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each director, officer, or employee (including each former director, officer, or employee) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan or (iii) contractually limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent to merge, amend or terminate any material Company Employee Plan.

(f)          Neither the Company nor any of its Subsidiaries has any material current or projected liability for, and no Company Employee Plan provides or promises, any material post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(g)          Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(h)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any liability under ERISA or the Code.

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Section 4.19         Labor Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)          Neither the Company nor any of its Subsidiaries is, or since January 1, 2017 has been, a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or any other similar agreement with respect to employees of the Company or any of its Subsidiaries with any labor organization, labor union or other employee representative, and, to the Company’s knowledge, since January 1, 2017 through the date hereof, there has not been any organizational campaign, card solicitation, petition or other unionization or similar activity seeking recognition of a collective bargaining or similar unit relating to any director, officer or employee of the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, or employee (including any former director, officer, or employee) of the Company or any of its Subsidiaries with respect to the Company or its Subsidiaries, and (ii)  there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

Section 4.20         Intellectual Property.

(a)          The Company has made available to Parent a true and complete list, as of the date of this Agreement, of all issued U.S. patents and registrations for U.S. trademarks and U.S. patent applications and applications for registration of U.S. trademarks, in each case, constituting Owned Intellectual Property included in the Company Intellectual Property, or that are included in the Company Intellectual Property and are exclusively in-licensed by the Company or any of its Subsidiaries, in each case, that are material to any Company Pipeline Products or are material to the current or currently planned commercialization of any other Covered Product (including the exercise of any Covered Rights with respect thereto) (the “Scheduled Covered Product IP”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Scheduled Covered Product IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and (ii) to the knowledge of the Company, all Company Registered IP is subsisting, and if registered, valid and enforceable.

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(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries (A) are the sole and exclusive owners of all Owned Intellectual Property that is (1) Scheduled Covered Product IP, (2) a related U.S. or global issued or pending patent, or (3) material Company Intellectual Property that relates to any Covered Product; (B) either own, or have a valid and enforceable right to use all Company Intellectual Property that relates to any Company Product (other than a Covered Product) in any material respect; and (C) have the exclusive right to make, use, offer for sale, sell, import or otherwise commercialize the Covered Products, and, with respect to the foregoing clauses (A) through (C), hold all of their right, title and interest in and to all of the Company Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) to the knowledge of the Company, the Company’s and its Subsidiaries’ Owned Intellectual Property and the Company’s and its Subsidiaries’ Licensed Intellectual Property, together with any other Intellectual Property that the Company or any of its Subsidiaries is otherwise permitted to use (including by way of a release, covenant not to sue or immunity from suit), constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and as currently planned to be conducted prior to Closing (including as may be necessary to exercise the Covered Rights with respect to any Covered Product).

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (and except as disclosed by the Company to Parent during the course of Parent’s due diligence prior to the date hereof), during the past four (4) years (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party (or will, to the knowledge of the Company, infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party through the exercise prior to or after Closing of any Covered Rights with respect to any Covered Product), (ii) there is no claim, action, proceeding or suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party (including due to the exercise of any Covered Rights with respect to any Covered Products), or (B) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Company Intellectual Property (including any challenges to the validity, enforceability, registerability, inventorship, ownership or use of any of the Company Intellectual Property that is Owned Intellectual Property), and (iii) to the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any of the Company Intellectual Property that is Owned Intellectual Property. Notwithstanding anything contained herein, the representations and warranties set forth herein shall be read without application of 35 U.S.C. §271(e)(1) (the statutory research exemption) and any similar Applicable Laws outside the U.S. to the same extent as if such Applicable Laws did not exist.

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(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2017, the Company and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and the Company and its Subsidiaries have complied since January 1, 2017 with such policies and all Applicable Laws relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information (including personal health information), (ii) since January 1, 2017, there is no claim, action, proceeding or suit or, to the knowledge of the Company, investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy or Applicable Laws, and (iv) the Company and its Subsidiaries have taken commercially reasonable steps to protect the types of information referred to in this Section 4.20(d) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of the Company, since January 1, 2017, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

(e)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company’s IT Assets operate in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) the Company and its Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity and security of the Company’s IT Assets (and all data and other information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) since January 1, 2017, to the knowledge of the Company, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of the Company’s IT Assets (or any data or other information or transactions stored or contained therein or transmitted thereby).

Section 4.21         Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Permitted Liens, (b) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is, subject to the Bankruptcy and Equity Exceptions, a valid and binding obligation of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto (except for such Leases that are terminated after the date of this Agreement in accordance with their respective terms, other than as a result of a default or breach by the Company or any of its Subsidiaries of any of the provisions thereof), (c) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto has violated or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of any Lease, and (d) neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under any Lease.

Section 4.22         Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

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(a)          no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, proceeding or suit or, to the knowledge of the Company, investigation (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b)          the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c)          there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 4.23         FCPA; Anti-Corruption; Sanctions.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, manager, employee, agent or representative of the Company or any of its Subsidiaries, in each case acting on behalf of the Company or any of its Subsidiaries, has, in the last five (5) years, in connection with the business of the Company or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).

(b)          Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries, is, or in the last five (5) years has been, subject to any actual or pending or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.

(c)          The Company and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and each of its Subsidiaries as required by the FCPA.

(d)          The Company and each of its Subsidiaries has instituted policies and procedures reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e)          To the knowledge of the Company, no officer, director, or employee of the Company or any of its Subsidiaries is a Government Official.

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(f)          Except as has had not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, in the last five (5) years, engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the last five (5) years, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of the Company, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

Section 4.24         Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

Section 4.25         Transactions with Affiliates. To the knowledge of the Company and as of the date of this Agreement, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.26         Antitakeover Statutes. Assuming the representations and warranties set forth in Section 5.26 are true and correct, neither the restrictions set forth in Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.27         Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of each of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., financial advisors to the Company, each to the effect that, as of the date of such respective opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of each such opinion will be delivered promptly to Parent after the date hereof for informational purposes only.

Section 4.28         Finders’ Fees. Except for J.P. Morgan Securities LLC and Citigroup Global Markets Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries (collectively, the “Company Bankers”) who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. Section 4.28 of the Company Disclosure Schedule sets forth the aggregate amount of fees and commissions that are or would be payable to each Company Banker in connection with the transactions contemplated by this Agreement.

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Section 4.29         No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock, and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock (other than any such securities owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Securities of Parent or any of its Subsidiaries.

Section 4.30         No Other Company Representations and Warranties. Except for the representations and warranties made by the Company in this Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article IV), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to Article V), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. The Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

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Article V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (i) as disclosed in any publicly available Parent SEC Document or (ii) as set forth in the Parent’s Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 5.01         Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent directly owns all of the outstanding shares of capital stock of Merger Sub. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of this Agreement (the “Parent Organizational Documents”). Since the date of its incorporation, Merger Sub has not engaged in any activities other than (a) in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or as expressly contemplated by this Agreement or (b) those incident or related to its incorporation.

Section 5.02         Corporate Authorization.

(a)          The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement (including, in the case of Parent, the entry into the New CVR Agreement at or immediately prior to the Merger Effective Time) are within the corporate powers and authority of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the required approval of the stockholder of Merger Sub in connection with the transactions contemplated by this Agreement (including the Merger), have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The affirmative vote of at least a majority of the votes cast by holders of outstanding shares of Parent Common Stock at a duly called and held meeting of Parent’s stockholders at which a quorum is present approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) is the only vote of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger (the “Parent Stockholder Approval”). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid, legal and binding agreement of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions), and the New CVR Agreement will, at the time of its execution by Parent, be duly executed and delivered by Parent and constitute a valid, legal and binding agreement of Parent enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

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(b)          At a meeting duly called and held, the Board of Directors of Parent adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Parent Share Issuance) are fair to and in the best interests of Parent and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Parent Share Issuance), (iii) directing that the approval of the Parent Share Issuance be submitted to a vote at a meeting of Parent’s stockholders and (iv) recommending approval of the Parent Share Issuance by Parent’s stockholders (such recommendation, the “Parent Board Recommendation”). Except as permitted by Section 7.02, the Board of Directors of Parent has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

(c)          The Board of Directors of Merger Sub has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Merger Sub and its stockholder, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) directing that the approval and adoption of this Agreement be submitted to a vote of Merger Sub’s stockholder and (iv) recommending approval and adoption of this Agreement by Merger Sub’s stockholder.

Section 5.03         Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with and Filings under any applicable Foreign Antitrust Laws, (d) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NYSE, (d) in the case of the New CVR Agreement and the transactions contemplated thereby, compliance with any requirements of the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and (e) any other actions, Consents or Filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04         Non-contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents, (b) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03 and receipt of the Parent Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent Permit or any Contract binding upon Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.05         Capitalization.

(a)          The authorized capital stock of Parent consists of (i) 4,500,000,000 shares of Parent Common Stock, (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”) and (iii) 1,300,188 shares of $2 Convertible Preferred Stock, par value $1.00 per share (“Parent Convertible Preferred Stock”). As of December 31, 2018, there were outstanding (A) 1,632,464,617.509 shares of Parent Common Stock, (B) no shares of Parent Preferred Stock, (C) 3,605 shares of Parent Convertible Preferred Stock, (D) options to purchase shares of Parent Common Stock (“Parent Stock Options”) with respect to an aggregate of 1,666,999 shares of Parent Common Stock, (E) 4,993,334 restricted stock units under Parent’s equity compensation plans (“Parent Restricted Stock Units”), (F) 1,475,713 market share units under Parent’s employee stock benefit plan (“Market Based Units”), determined assuming target performance levels were assumed, and (G) 2,819,421 performance share units under Parent’s employee stock benefit plan (“Performance Share Units”), determined assuming target performance levels were achieved (together with Parent Stock Options, Parent Restricted Stock Units, Market Based Units, Performance Share Units and any other equity or equity-linked awards granted after December 31, 2018, “Parent Equity Awards”). The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive rights. Parent owns all of the issued and outstanding capital stock of Merger Sub. Except as set forth in this Section 5.05(a) and for changes since December 31, 2018 resulting from (x) the exercise or vesting and settlement of Parent Equity Awards outstanding on such date or issued on or after such date to the extent permitted by Section 6.01, or (y) the issuance of Equity Securities of Parent on or after the date hereof to the extent permitted by Section 6.01, there are no issued, reserved for issuance or outstanding Equity Securities of Parent.

(b)          All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent (other than any such shares owned by Subsidiaries of Parent in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent have the right to vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Parent. Neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Equity Securities of Parent.

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Section 5.06         Subsidiaries.

(a)          Each Major Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing (except to the extent such concept is not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) under the laws of its jurisdiction of incorporation, formation or organization, as applicable, and has all corporate or other organizational powers and authority, as applicable, required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Major Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          All of the issued and outstanding capital stock or other Equity Securities of each Subsidiary of Parent have been validly issued and are fully paid and nonassessable (except to the extent such concepts are not applicable under Applicable Law of such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable) and are owned by Parent, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Law) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person and transfer restrictions (other than transfer restrictions under Applicable Law or under the organizational documents of such Subsidiary). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of Parent. Except for the capital stock or other Equity Securities of its Subsidiaries and publicly traded securities held for investment which do not exceed five percent (5%) of the outstanding securities of any entity, Parent does not own, directly or indirectly, any capital stock or other Equity Securities of any Person.

Section 5.07         SEC Filings and the Sarbanes-Oxley Act.

(a)          Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”). No Subsidiary of Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)          As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), the Parent SEC Documents filed or furnished prior to the date of this Agreement complied, and each Parent SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will comply, in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

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(c)          As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed or furnished prior to the date of this Agreement did not, and each Parent SEC Document filed or furnished subsequent to the date of this Agreement (assuming, in the case of each of the Registration Statement and the Joint Proxy Statement/Prospectus, that the representation and warranty set forth in Section 4.09 is true and correct) will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)          Parent is, and since January 1, 2017 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(e)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, including during the periods in which the periodic reports required under the 1934 Act are being prepared.

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP, and Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement a true and complete (in all material respects) summary of any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee during the period beginning January 1, 2017 and ending as of the date hereof.

(g)          Since January 1, 2017, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete in all material respects as of the date on which they were made.

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Section 5.08         Financial Statements and Financial Matters.

(a)          The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents present fairly in all material respects, in conformity with GAAP applied on a consistent basis during the periods presented (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared in all material respects from the books and records of Parent and its Subsidiaries.

(b)          From January 1, 2017 to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 5.09         Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 5.09, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus which were not supplied by or on behalf of the Parent or Merger Sub.

Section 5.10         Absence of Certain Changes.

(a)          (i) Since the Parent Balance Sheet Date through the date of this Agreement, except in connection with or related to the process in connection with which Parent and its Representatives discussed and negotiated this Agreement and the transactions contemplated hereby, the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) since the Parent Balance Sheet Date, there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(b)          Since the Parent Balance Sheet Date through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Merger Effective Time without the Company’s consent, would constitute a breach of clause (b) or (e) of Section 7.01 (or, solely with respect to the foregoing clauses, clause (f) of Section 7.01).

Section 5.11         No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and its Subsidiaries, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (c) liabilities arising in connection with the transactions contemplated hereby, or (d) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K that have not been so described in the Parent SEC Documents.

Section 5.12         Litigation. There is no claim, action, proceeding or suit or, to the knowledge of the Parent, investigation pending or, to the knowledge of Parent, threatened (in the case of clause (b) below, as of the date hereof) against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective properties or assets of Parent or any of its Subsidiaries, before (or, in the case of threatened claims, actions, suits, investigations or proceedings, that would be before) any Governmental Authority (a) that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There is no Order outstanding against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties or assets of any of Parent or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, as of the date of this Agreement, would reasonably be expected to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13         Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental licenses and Consents necessary for the operation of its respective businesses (the “Parent Permits”). Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with the terms of the Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no claim, action, proceeding or suit or, to the knowledge of Parent, investigation pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit, except where such revocation, cancellation, termination, non-renewal or adverse modification has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Section 5.14         Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.15         Regulatory Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries holds (A) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (B) authorizations of any applicable Governmental Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of any of the Parent Products (any such Governmental Authority, a “Parent Regulatory Agency”) necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries as currently conducted (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent and its Subsidiaries are in compliance with the terms of all Parent Regulatory Permits. All Parent Regulatory Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Neither Parent nor any of its Subsidiaries are party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Parent Regulatory Agency.

(c)          All pre-clinical and clinical investigations in respect of a Parent Product or Parent Product candidate conducted or sponsored by Parent or any of its Subsidiaries are being and, since January 1, 2017 have been, conducted in compliance with all Applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (ii) any applicable federal, state and provincial Applicable Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, during the period beginning on January 1, 2017 and ending on the date hereof, neither Parent nor any of its Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of the Parent Products which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Parent Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Parent Regulatory Agency.

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(e)          During the period beginning on January 1, 2017 and ending on the date hereof, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and its Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2017, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Parent Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2017, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of its Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Law applicable in other jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by Parent to be sold; and (ii) neither Parent nor any of its Subsidiaries, nor, to the knowledge of the Parent, any officer, employee, agent or distributor of Parent or any of its Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Applicable Law or program.

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as to each Parent Product or Parent Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Applicable Law in any foreign jurisdiction in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by Parent or any of its Subsidiaries to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of its Subsidiaries, each such Parent Product or Parent Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all Applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of Parent, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Parent Product or Parent Product candidate by Parent or any of its Subsidiaries of any Applicable Law, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(g)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, during the period beginning on January 1, 2017 and ending on the date hereof, neither Parent nor any of its Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product. To the knowledge of Parent, there are no facts as of the date hereof which are reasonably likely to cause, and neither Parent nor any of its Subsidiaries has received any written notice from the FDA or any other Parent Regulatory Agency during the period beginning on January 1, 2017 and ending on the date hereof regarding (i) the recall, market withdrawal or replacement of any Parent Product sold or intended to be sold by Parent or its Subsidiaries (other than recalls, withdrawals or replacements that are not material to Parent and its Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Parent Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Parent Products, or (iv) a material negative change in reimbursement status of a Parent Product.

Section 5.16         Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)          All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete in all respects.

(b)          Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on any Tax Returns, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve, in each case for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books and records.

(c)          Parent and each of its Subsidiaries has duly and timely withheld all Taxes required to be withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose.

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(d)          (i) All federal income Tax Returns of the affiliated group of which Parent is the common parent through the Tax year ended December 31, 2007 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired, and (ii) neither Parent nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which Parent or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any federal income Tax, and no power of attorney with respect to any such Taxes has been granted to any Person, in each case, that remains in effect.

(e)          There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(f)          There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between Parent or any of its Subsidiaries and any Taxing Authority.

(g)          During the two (2) year period ending on the date of this Agreement, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)          There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(i)          No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(j)          Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or non-U.S. law or (iv) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

(k)          Neither Parent nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 5.17         Employees and Employee Benefit Plans.

(a)          Neither Parent nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has, since January 1, 2017, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

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(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of Parent, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each trust created under any such Parent Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2017, each Parent Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code and all contributions required to have been made by Parent or any of its Subsidiaries with respect to any benefit or compensation plan, program or other arrangement maintained by a Governmental Authority have been timely made. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to Parent’s knowledge, is threatened against or reasonably expected to involve, any Parent Employee Plan before any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of Parent, since January 1, 2017, no events have occurred with respect to any Parent Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Parent or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          Neither Parent nor any of its Subsidiaries has any material current or projected liability for, and no Parent Employee Plan provides or promises, any material post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, or employee (including any former director, officer, or employee) of Parent or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(e)          Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person under Section 409A or 4999 of the Code.

(f)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to any Parent Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause Parent or any of its Subsidiaries to incur any liability under ERISA or the Code.

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Section 5.18         Labor Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof (i) there are no unfair labor practice complaints pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, or employee (including any former director, officer, or employee) of Parent or any of its Subsidiaries with respect to Parent or its Subsidiaries, and (ii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries.

Section 5.19         Intellectual Property.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the registrations (including patents, trademarks and copyrights, and material domain name registrations) and applications for registration for Owned Intellectual Property included in the Parent Intellectual Property (the “Parent Registered IP”) that is an issued U.S. patent or a registration for a U.S. trademark or a U.S. patent application or an application for registration of a U.S. trademark has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of Parent, all Parent Registered IP is subsisting, and if registered, valid and enforceable.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property included in the Parent Intellectual Property that is (A) an issued U.S. patent or a registration for a U.S. trademark or a U.S. patent application or an application for registration of a U.S. trademark and any U.S. or global issued or pending patents relating thereto, or (B) material Parent Intellectual Property that relates to any material Parent Product, and, with respect to the foregoing clauses (A) and (B), hold all of their right, title and interest in and to all of the Parent Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) to the knowledge of Parent, Parent’s and its Subsidiaries’ Owned Intellectual Property and Parent’s and its Subsidiaries’ Licensed Intellectual Property, together with any other Intellectual Property that Parent or any of its Subsidiaries is otherwise permitted to use (including by way of a release, covenant not to sue or immunity from suit), constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of Parent and its Subsidiaries as currently conducted, and as currently planned to be conducted prior to Closing.

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(c)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (and except as disclosed by Parent to the Company during the course of Company’s due diligence prior to the date hereof), during the past four (4) years (i) to the knowledge of Parent, neither Parent nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party, (ii) there is no claim, action, proceeding or suit or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries (A) alleging that Parent or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (B) based upon, or challenging or seeking to deny or restrict, the rights of Parent or any of its Subsidiaries in any of Parent Intellectual Property (including any challenges to the validity, enforceability, registerability, inventorship, ownership or use of any of the Parent Intellectual Property that is Owned Intellectual Property), and (iii) to the knowledge of Parent, no Third Party has infringed, misappropriated, diluted or otherwise violated any of the Parent Company Intellectual Property that is Owned Intellectual Property. Notwithstanding anything contained herein, the representations and warranties set forth herein shall be read without application of 35 U.S.C. §271(e)(1) (the statutory research exemption) and any similar Applicable Laws outside the U.S. to the same extent as if such Applicable Laws did not exist.

(d)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) since January 1, 2017, Parent and its Subsidiaries have provided reasonable notice of its privacy and personal data collection and use policies on its websites and other customer and public communications and Parent and its Subsidiaries have complied since January 1, 2017 with such policies and all Applicable Laws relating to (A) the privacy of the users of Parent’s and its Subsidiaries’ respective products, services and websites and (B) the collection, use, storage and disclosure of any personally-identifiable information (including personal health information), (ii) since January 1, 2017, there is no claim, action, proceeding or suit or, to the knowledge of Parent, investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries alleging any violation of such policies or Applicable Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy or Applicable Laws, and (iv) Parent and its Subsidiaries have taken commercially reasonable steps to protect the types of information referred to in this Section 5.19(d) against loss and unauthorized access, use, modification, disclosure or other misuse, and, to the knowledge of Parent, since January 1, 2017, there has been no unauthorized access, use, modification, disclosure or other misuse of such data or information.

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(e)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent’s IT Assets operate in a manner that permits Parent and its Subsidiaries to conduct their respective businesses as currently conducted, (ii) Parent and its Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity and security of Parent’s IT Assets (and all data and other information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) since January 1, 2017, to the knowledge of Parent, there has been no unauthorized use or access or security breaches, or interruption, modification, loss or corruption of any of Parent’s IT Assets (or any data or other information or transactions stored or contained therein or transmitted thereby).

Section 5.20         Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)          no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action proceeding or suit or, to the knowledge of Parent, investigation (including a review) is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person relating to Parent or any of its Subsidiaries that relates to, or arises under, any Environmental Law, Environmental Permit or Hazardous Substance;

(b)          Parent and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(c)          there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

Section 5.21         FCPA; Anti-Corruption; Sanctions.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, manager, employee, agent or representative of Parent or any of its Subsidiaries, in each case acting on behalf of Parent or any of its Subsidiaries, has, in the last five (5) years, in connection with the business of Parent or any of its Subsidiaries, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable).

(b)          Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, manager or employee of Parent or any of its Subsidiaries, is, or in the last five (5) years has been, subject to any actual or pending or, to the knowledge of Parent, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries relating to applicable Bribery Legislation, including the FCPA.

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(c)          Parent and each of its Subsidiaries has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Parent and each of its Subsidiaries as required by the FCPA.

(d)          Parent and each of its Subsidiaries has instituted policies and procedures reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

(e)          To the knowledge of Parent, no officer, director, or employee of Parent or any of its Subsidiaries is a Government Official.

(f)          Except as has had not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries, nor, to the knowledge of Parent, any of their respective directors, managers or employees (i) is a Sanctioned Person, (ii) has, in the last five (5) years, engaged in, has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Parent or any of its Subsidiaries in violation of applicable Sanctions Law or (iii) has, in the last five (5) years, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Parent, been the subject of an investigation or allegation of such a violation or sanctionable conduct.

Section 5.22         Transactions with Affiliates

(a)          . To the knowledge of Parent and as of the date of this Agreement, since January 1, 2017, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Parent SEC Documents filed prior to the date hereof.

Section 5.23         Antitakeover Statutes. Assuming the representations and warranties set forth in Section 4.29 are true and correct, neither the restrictions set forth in Section 203 of the DGCL nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.24         Opinions of Financial Advisors. The Board of Directors of Parent has received separate opinions of each of Morgan Stanley & Co. LLC, Dyal Co. LLC and Evercore Group L.L.C., financial advisors to Parent, to the effect that, as of the date of such opinions and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken as set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. A written copy of such opinions will be delivered promptly to the Company after the date hereof for informational purposes only.

Section 5.25         Finders’ Fees. Except for Morgan Stanley & Co. LLC, Dyal Co. LLC and Evercore Group L.L.C., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

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Section 5.26         No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock (other than any such securities owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account). There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Securities of the Company or any of its Subsidiaries.

Section 5.27         Financing.

(a)          Parent has delivered to the Company (i) a true and complete copy of a fully executed commitment letter, dated as of the date hereof, among Parent and the Financing Sources party thereto (including all exhibits, schedules, and annexes to such letters in effect as of the date hereof), pursuant to which the Financing Sources have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated hereby and (ii) a true and complete copy of the fully executed fee letter referenced therein (together, the “Debt Commitment Letter”) relating to fees with respect to the Debt Financing (redacted to remove only fee amounts, the rates and amounts included in the “market flex” provisions and certain other economic terms (none of which could adversely affect the amounts, availability, timing or conditionality of the Debt Financing)). The Debt Commitment Letter and any other debt commitment letter (including any replacement of the Debt Commitment Letter and related fee letter in connection with any Alternative Financing) executed in accordance with Section 7.06, as replaced, amended, supplemented, modified or waived in accordance with Section 7.06, including all exhibits, schedules, and annexes to such letters, are hereinafter referred to together as the “Debt Commitment Letters”. The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing”.

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(b)          As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, the other parties thereto, and enforceable in accordance with its terms against Parent, and to the knowledge of Parent, each of the other parties thereto, in each case, subject to the Bankruptcy and Equity Exceptions. All commitment fees required to be paid under the Debt Commitment Letters have been paid in full by Parent or will be duly paid in full by Parent as and when due, and Parent has otherwise satisfied all of the other items and conditions required to be satisfied by Parent, and within its control, pursuant to the terms of the Debt Commitment Letter on or prior to the date of this Agreement. The Debt Commitment Letter has not been amended, restated, modified or terminated, nor has compliance with any term thereof been waived, on or prior to the date of this Agreement and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified in any respect on or prior to the date of this Agreement. As of the date of this Agreement, (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default, in each case, on the part of Parent or, to the knowledge of Parent, any other party, under the Debt Commitment Letter and (ii) assuming the accuracy of the Company’s representations and warranties contained in Article IV and compliance by the Company with its covenants contained in Article VI and Article VIII, in each case, in all material respects, Parent has no knowledge that any of the conditions to the Debt Financing will not be satisfied on the Closing Date or that the Debt Financing or any other funds necessary for the satisfaction of all of Parent’s and its Subsidiaries’ obligations under this Agreement will not be available to Parent on the Closing Date. The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the copy of the Debt Commitment Letter delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing other than those expressly set forth in the copy of the Debt Commitment Letter delivered to the Company on or prior to the date hereof. Except for any engagement letters or related fee letters related to the permanent financing referred to in the Debt Commitment Letters, as of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements to which Parent or Merger Sub or any of their respective Affiliates are a party related to the funding of the Debt Financing. Assuming (A) the funding of the full amount of the Debt Financing in accordance with and subject to the satisfaction of the conditions of the Debt Commitment Letter and (B) the accuracy in all material respects of the Company’s representations and warranties set forth in Article IV of this Agreement and compliance in all material respects by the Company with its covenants, agreements and obligations under Article VI and Article VIII of this Agreement, the aggregate proceeds of the Debt Financing, together with cash or cash equivalents held by Parent and the other sources of funds referenced in the Debt Commitment Letters, as of the Merger Effective Time, will be sufficient to enable Parent to pay in cash all amounts required to be paid by Parent and Merger Sub in cash on the Closing Date, including the Cash Consideration, and all payments, fees and expenses payable by them related to or arising out of the consummation of the transactions contemplated by this Agreement that are required to be paid as of such date. The obligations of Parent and Merger Sub hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing.

Section 5.28         No Other Parent Representations and Warranties. Except for the representations and warranties made by Parent in this Article V (as qualified by the applicable items disclosed in the Parent Disclosure Schedule in accordance with Section 11.05 and the introduction to this Article V), neither Parent nor any other Person (including Merger Sub) makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates or Representatives. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by the Company in Article IV (as qualified by the applicable items disclosed in the Company Disclosure Schedule in accordance with Section 11.05 and the introduction to Article IV), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the transactions contemplated hereby or thereby. Each of Parent and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

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Article VI

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01         Conduct of the Company. From the date of this Agreement until the earlier of the Merger Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice and to preserve intact its business organization and relationships with customers, members, suppliers, licensors, licensees and other Third Parties and keep available the services of its present officers and employees; provided that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(a) through Section 6.01(o) will be a breach of this sentence and (ii) if the Company or any of its Subsidiaries seeks the consent of Parent to take any action prohibited by any of Section 6.01(a) through Section 6.01(o), and such consent is withheld by Parent, the failure to take such action will not be deemed to be a breach of this sentence. Without limiting the generality of the foregoing, except (A) as prohibited or required by Applicable Law, (B) as set forth in Section 6.01 of the Company Disclosure Schedule, or (C) as otherwise required or expressly contemplated by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a)          adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Company Organizational Documents);

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(b)          (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets, securities or property in an amount not to exceed $500,000,000 individually or $1,000,000,000 in the aggregate for all such acquisitions (measured for each acquisition on a risk adjusted net present value basis as of the closing of such acquisition), (B) acquisitions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries and (D) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice (provided that any of the acquisitions or transactions described in clauses (A) through (D) shall require the prior written consent of Parent if such acquisition or transaction would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement), or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(c)          (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries), (ii) amend any term or alter any rights of any of its outstanding Equity Securities, (iii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other Equity Securities, other than dividends or distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company, or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or the vesting or settlement of Company RSU Awards, Company PSU Awards, or Company RSAs (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement;

(d)          issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any other Equity Securities, other than (i) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the vesting or settlement of shares of Company RSU Awards or Company PSU Awards that are, in each case outstanding as of the date of this Agreement in accordance with the present terms of such Company Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement, or (ii) with respect to capital stock or Equity Securities of any Subsidiary of the Company, in connection with transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(e)          authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) any capital expenditures contemplated by the capital expenditure budget of the Company and its Subsidiaries made available to Parent prior to the date hereof and (B) additional capital expenditures of less than $5,000,000 individually or $40,000,000 in the aggregate;

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(f)          sell, lease, license, transfer or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property (in each case, other than Intellectual Property, which is the subject of Section 6.01(g)), other than (i) dispositions of securities under the Company’s investment portfolio consistent with the Company’s investment policy in effect as of the date hereof, (ii) sales or dispositions of inventory or tangible personal property (including equipment), in each case in the ordinary course of business consistent with past practice or (iii) transactions (A) solely among the Company and one or more of its wholly owned Subsidiaries or (B) solely among the Company’s wholly owned Subsidiaries;

(g)          sell, assign, license (including sublicense), abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Owned Intellectual Property or, to the extent it is material to any Covered Product or the exercise of the Covered Rights with respect thereto, Licensed Intellectual Property, in each case other than (i) in the ordinary course of business, consistent with past practice (A) pursuant to a non-exclusive license (but excluding any non-exclusive license with respect to any Covered Product), or (B) for the purpose of abandoning or allowing to lapse any Company Registered IP (x) that is immaterial, (y) during the ordinary course of prosecution, or (z) in any country with annual Company Product revenue that is less than $20 million, or (ii) pursuant to any Company Permitted Settlement;

(h)          (i) make any material loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans, advances, capital contributions or investments (1) by the Company to or in, as applicable, one or more of its wholly owned Subsidiaries or (2) by any Subsidiary of the Company to or in, as applicable, the Company or any wholly owned Subsidiary of the Company, or (B) capital contributions required under the terms of Contracts in effect as of the date hereof, or (ii) incur, assume, guarantee or repurchase or otherwise become liable for any indebtedness for borrowed money, issue or sell any debt securities or any options, warrants or other rights to acquire debt securities or enter into, guarantee or otherwise become liable for any interest rate, swap, currency, commodity or other similar hedging arrangement (in each case, whether, directly or indirectly, on a contingent basis or otherwise), other than (A) additional borrowings under the Credit Agreement (as in effect as of the date hereof) in accordance with the terms thereof and indebtedness under commercial paper arrangements backstopped thereby, provided that (I) the aggregate amount of commercial paper outstanding shall not at any time exceed $750,000,000 and (II) as of the last day of each fiscal quarter of the Company and as of the Closing Date, the amount of such commercial paper outstanding shall be $0, (B) intercompany indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or any of its Subsidiaries, which indebtedness is (I) on terms that are substantially consistent with those contained in the indebtedness being replaced, renewed, extended, refinanced or refunded (other than the extension of the maturity date thereof) and (II) not in a principal amount greater than such indebtedness being replaced, renewed, extended, refinanced or refunded or, in the case of any “revolving” credit facility, the aggregate amount that may be incurred under the credit agreement governing such indebtedness being replaced, renewed, extended, refinanced or refunded (as in effect as of the date hereof), (D) guarantees of indebtedness of the Company or its wholly-owned Subsidiaries outstanding on the date hereof or otherwise incurred in compliance with this Section 6.01(h)(ii), (E) in respect of interest rate, swap, currency, commodity or other similar hedging arrangements which (I) are entered into in connection with the restructuring or replacement of up to $500,000,000 in aggregate notional amount of existing hedging arrangements expiring in 2019 into forward contracts, (II) are entered into in connection with the restructuring or replacement of up to $750,000,000 in aggregate notional amount of existing hedging arrangements expiring in 2020 into forward contracts, or (III) are entered into in the ordinary course of business consistent with past practice in an aggregate notional amount not to exceed $250,000,000 at any time outstanding, and (F) other indebtedness not to exceed $50,000,000 in the aggregate at any time outstanding pursuant to this subclause (F);

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(i)           (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practice (except that no Company Material Contract of the type described in clause (iv), (vii), (viii), (ix), (xi), (xii) or (xiii) of Section 4.16(a) shall be entered into (unless it is entered into as part of a Company Permitted Settlement in accordance with Section 6.01(n))), or (ii) terminate, renew, extend or in any material respect modify or amend any Company Material Contract, other than in the ordinary course of business (except that no Company Material Contract of the type described in clause (iv), (vii), (viii), (ix), (xi), (xii) or (xiii) of Section 4.16(a) shall be terminated, renewed or extended or in any material respect modified or waived (unless it is entered into as part of a Company Permitted Settlement in accordance with Section 6.01(n))), or waive, release or assign any material right or claim thereunder;

(j)          voluntarily terminate, suspend, abrogate, amend or modify any material Company Permit in a manner materially adverse to the Company and its Subsidiaries, taken as a whole;

(k)          except as required by Applicable Law or Company Employee Plans as in effect as of the date hereof, (i) grant any change in control, severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees (including former directors, officers or employees), (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former director, officers or employees, other than offer letters (and related compensation arrangements set forth in such offer letters) with any newly hired directors or employees of the Company who are not considered to be executive officers (as defined in the 1934 Act) and who are not members of the executive leadership team that are entered into in the ordinary course of business consistent with past practice, (iii) establish, adopt or amend any Company Employee Plan or labor agreement, other than in the ordinary course of business consistent with past practice or any immaterial amendment that would not increase the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plan, or (iv) increase the compensation, bonus opportunity or other benefits payable to any of their respective directors, officers or employees (including former directors, officers or employees);

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(l)          make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a change in GAAP or Regulation S-X under the 1934 Act (“Regulation S-X”), as approved by its independent public accountants;

(m)          (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any material method of Tax accounting; (iv) enter into any material closing agreement with respect to Taxes; (v) settle or surrender or otherwise concede, terminate or resolve any material Tax claim, audit, investigation or assessment; or (vi) file or amend any U.S. federal or other material income Tax Return;

(n)          settle or compromise any claim, action, suit, investigation or proceeding involving or against the Company or any of its Subsidiaries (including any action, suit, investigation, or proceeding involving or against any employee, officer or director of the Company or any of its Subsidiaries in their capacities as such), other than any Company Permitted Settlement; or

(o)          agree, commit or propose to do any of the foregoing.

Section 6.02         No Solicitation by the Company.

(a)          From the date of this Agreement until the earlier of the Merger Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 6.02, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors and officers to not, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to not, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that the Company knows is seeking to make, or has made, a Company Acquisition Proposal, (iii) (A) withdraw or qualify, amend or modify in any manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), or (iv) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any Third Party or any Company Acquisition Proposal.

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(b)          Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approval (the “Company Approval Time”) (and in no event after the Company Approval Time), the Board of Directors of the Company receives a bona fide written Company Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 6.02, the Board of Directors of the Company, directly or indirectly through its Representatives, may (x) contact the Third Party that has made such Company Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Company Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 6.02(b), Section 6.02(c) and Section 6.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.02(a), has made after the date of this Agreement a Company Superior Proposal or an unsolicited bona fide written Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is or could reasonably be expected to lead to a Company Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality and use provisions no less favorable and other provisions no less favorable in the aggregate, in each case, to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party, and (iii) following receipt of a Company Superior Proposal after the date of this Agreement, (A) make a Company Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 10.01(d)(iii) to enter into a definitive agreement providing for such Company Superior Proposal, but in the case of this clause (iii) only if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Company Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.02, or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Company Adverse Recommendation Change involving or relating to a Company Acquisition Proposal may only be made in accordance with the provisions of this Section 6.02(b), Section 6.02(c) and Section 6.02(e). A “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Company Adverse Recommendation Change.

(c)          In addition to the requirements set forth in Section 6.02(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.02(b) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action. The Company shall notify Parent as promptly as practicable (but in no event later than forty eight (48) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is reasonably likely to make or has made any Company Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal or request. The Company shall thereafter (x) keep Parent reasonably informed, on a reasonably current basis, of any material changes in the status and details of any such Company Acquisition Proposal or request and (y) as promptly as practicable (but in no event later than twenty four (24) hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal (as well as written summaries of any material oral communications relating to the terms and conditions of any Company Acquisition Proposal).

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(d)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Approval Time (and in no event after the Company Approval Time), the Board of Directors of the Company may effect a Company Adverse Recommendation Change involving or relating to a Company Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) the Company shall first notify Parent in writing of its intention to take such action, which notice shall include a reasonably detailed description of such Company Intervening Event, (ii) if requested by Parent, the Company and its Representatives shall discuss and negotiate in good faith with Parent and its Representatives (to the extent that Parent desires to so negotiate) during the four (4) Business Day period following such notice regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Intervening Event, and (iii) the Board of Directors of the Company shall not effect any Company Adverse Recommendation Change involving or relating to a Company Intervening Event unless, after the four (4) Business Day period described in the foregoing clause (ii), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and taking into account any proposal by Parent to amend the terms of this Agreement during such four (4) Business Day period, that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(e)          Without limiting or affecting Section 6.02(a), Section 6.02(b) or Section 6.02(c), the Board of Directors of the Company shall not make a Company Adverse Recommendation Change involving or relating to a Company Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to a Company Superior Proposal unless (i) the Company first notifies Parent, in writing at least four (4) Business Days before taking such action, that the Company intends to take such action, which notice attaches the most current version of each proposed Contract or other agreement providing for such Company Superior Proposal and the identity of the Third Party(ies) making the Company Superior Proposal, (ii) if requested by Parent, during such four (4) Business Day period, the Company and its Representatives have discussed and negotiated in good faith with Parent (to the extent that Parent desires to so negotiate) regarding any proposal by Parent to amend the terms of this Agreement in response to such Company Superior Proposal and (iii) after such four (4) Business Day period, the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any proposal by Parent to amend the terms of this Agreement, that such Company Acquisition Proposal continues to constitute a Company Superior Proposal and that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.02(e) shall be required, and a new notice period under clause (i) of this Section 6.02(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.02(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall keep Parent reasonably informed on a reasonably current basis of all material developments affecting the material terms of any such Company Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that provide for or that are material to such Company Superior Proposal).

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(f)          “Company Superior Proposal” means any bona fide, written Company Acquisition Proposal (other than a Company Acquisition Proposal which has resulted from a violation of this Section 6.02) (with all references to “twenty percent (20%)” in the definition of Company Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Company Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the identity of the Person making the Company Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and the availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing), would result in a transaction (i) that, if consummated, is more favorable to the Company’s stockholders from a financial point of view than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Company Acquisition Proposal.

(g)          “Company Intervening Event” means any material event, fact, change, effect, development or occurrence that (i) was not known, or the material consequences of which were not known, in each case to the Board of Directors of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve any Company Acquisition Proposal.

(h)          The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ directors and officers to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal or with respect to any indication, proposal or inquiry that could reasonably be expected to lead to a Company Acquisition Proposal and shall use its reasonable best efforts to cause any such party (and any of its Representatives) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.

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Section 6.03         Financing Assistance.

(a)          Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to provide such customary cooperation as may be reasonably requested by Parent in writing to assist Parent in arranging, obtaining or syndicating the Debt Financing (which term shall include, for purposes of this Section 6.03, any of the permanent financing referred to in the Debt Commitment Letters) (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries), including using commercially reasonable efforts to:

(i)          reasonably cooperate with the marketing efforts or due diligence efforts of Parent or the Financing Sources, in each case, in connection with the Debt Financing, including using commercially reasonable efforts to cause members of management with appropriate seniority and expertise to participate in a reasonable number of meetings, due diligence sessions, rating agency sessions and road shows, at times and at locations reasonably acceptable to the Company and upon reasonable notice;

(ii)         reasonably assist Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, private placement memoranda, prospectuses and other similar documents for the Debt Financing, and as promptly as practicable provide historical financial and other customary information relating to the Company to Parent and the Financing Sources to the extent reasonably requested by Parent, including delivering and consenting to the inclusion or incorporation in any SEC filing related to the Debt Financing or the Alternative Financing of (A) audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended more than sixty (60) days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any “going concern” qualifications), (B) unaudited consolidated balance sheets and related unaudited consolidated statements of income, comprehensive income and cash flows of the Company for each subsequent fiscal quarter ended more than forty five (45) days prior to the Closing Date and (C) all other historical financial and other customary information regarding the Company reasonably necessary to permit Parent to prepare pro forma financial statements customary for the bank financing and the debt securities offering contemplated by the Debt Financing or the Alternative Financing (provided, that, without limiting the foregoing, nothing in this Section 6.03(a) or Section 6.04 shall require the Company to prepare any pro forma financial information or projections, which shall be the sole responsibility of Parent);

(iii)        provide to Parent and the Financing Sources promptly, and in any event at least four (4) Business Days prior to the Closing Date, all documentation and other information about the Company and its Subsidiaries required by the Financing Sources or regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that is required under any Debt Commitment Letter or any definitive agreement related to the Debt Financing to the extent such documentation and other information is requested in writing to the Company at least ten (10) Business Days prior to the Closing Date,

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(iv)        in connection with any securities offering contemplated as part of the Debt Financing or the Alternative Financing, (A) obtain customary comfort letters from the Company’s independent public accounting firm, (B) cause the Company’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the financial statements of the Company provided pursuant to Section 6.03(ii)(A) in any registration statement of Parent with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters and (C) cause the Company’s independent public accounting firm to cooperate with Parent and its Representatives, including by participating in accounting due diligence sessions at times and at locations reasonably acceptable to the Company and its independent public accounting firm and upon reasonable notice,

(v)         subject to customary confidentiality provisions and disclaimers, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors,

(vi)        (A) deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the Credit Agreement and obtain customary payoff letters and if applicable, instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Credit Agreement; provided that any such notice or payoff letter shall be expressly conditioned on the Closing and (B) assist Parent in delivering, on the Closing Date, the supplemental indentures and officers’ certificates required to be delivered under Section 6.1 of each of the applicable Indentures due to the consummation of the Merger,

(vii)       provide information concerning the Company and its Subsidiaries reasonably necessary for the completion of the definitive documentation for the Debt Financing, including any schedules thereto,

(viii)      provide or cause to be provided any customary certificates, or other customary closing documents as may reasonably be requested in connection with the Debt Financing and the Alternative Financing, and

(ix)         consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Debt Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

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(b)          Notwithstanding the foregoing or anything the contrary set forth in Section 6.04 below, neither the Company nor any of its Subsidiaries shall be required to (i) take or permit the taking of any action pursuant to Section 6.03(a) or Section 6.04 that (A) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing, or any Company Note Offers and Consent Solicitations or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Closing, or that would be effective if the Closing does not occur (other than (x) authorization letters contemplated by Section 6.03(a)(v) and (y) to the extent required by Section 6.04, applicable Company Supplemental Indentures and Company Indenture Officers’ Certificates); (B) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries (unless waived by Parent); (C)  would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Closing or incur any other expense, liability or obligation in connection with the Debt Financing or any Company Note Offers and Consent Solicitations that is not, subject to the limitations contained therein, subject to reimbursement or is not otherwise indemnified by Parent pursuant to Section 6.03(c); (D) would cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability; or (E) would result in a material violation or breach of, or a default under, any material Contract to which the Company or any of its Subsidiaries is a party, the organizational documents of the Company or its Subsidiaries or any Applicable Law; (ii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (iii) deliver or cause to be delivered any opinion of counsel (other than, to the extent required by Section 6.04 in connection with the entry into a Company Supplemental Indenture, a Company Opinion of Counsel if the trustee under the applicable Indenture that the Company Supplemental Indenture amends requires an opinion of counsel to the Company). Nothing contained in this Section 6.03 or Section 6.04 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or to commence any Company Note Offers and Consent Solicitations.

(c)          Parent and Merger Sub shall, on a joint and several basis, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Debt Financing or any Company Note Offers and Consent Solicitations or satisfying its obligations under this Section 6.03 or Section 6.04, whether or not the Merger is consummated or this Agreement is terminated. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, claims, damages, liabilities, reasonable out-of-pocket costs, reasonable out-of-pocket attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with the Debt Financing or any Company Note Offers and Consent Solicitations or otherwise in connection with any action taken by the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.03 or Section 6.04 (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in connection with the Debt Financing or Company Note Offers and Consent Solicitations), except (A) in the event such losses, claims, damages, liabilities, costs, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the fraud, gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives or (B) if this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii).

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(d)          Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 6.03 or Section 6.04 will not be considered in determining the satisfaction of the condition set forth in Section 9.02(a) unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing.

Section 6.04         Cooperation as to Certain Indebtedness. Parent or one of its Subsidiaries may (a) commence any of the following: (i) one or more offers to purchase any or all of the outstanding debt issued under the Indentures for cash (the “Offers to Purchase”); or (ii) one or more offers to exchange any or all of the outstanding debt issued under the Indentures for securities issued by Parent (or its Affiliates) (the “Offers to Exchange”); and (b) solicit the consent of the holders of debt issued under the Indentures regarding certain proposed amendments to the applicable Indenture (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such transaction shall not be consummated until the Closing and any such transaction shall be funded using consideration provided by Parent. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the applicable Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by the Parent in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Company Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture to the applicable Indenture in accordance with the terms thereof amending the terms and provisions of such Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (each, a “Company Supplemental Indenture”); provided that such supplemental indenture shall not become effective until the Closing. The Company shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to,  provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Company Note Offers and Consent Solicitations (including, but not limited to, upon Parent’s written request, using commercially reasonable efforts to cause the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations) (provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries); provided that neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitations (other than, in connection with the execution of any Company Supplemental Indenture relating to the Consent Solicitations, with respect to which the Company shall (x) deliver customary officer’s certificates (a “Company Indenture Officers’ Certificate”) and (y) use commercially reasonable efforts to cause counsel for the Company to deliver customary legal opinions to the trustee under the applicable Indenture in the form required by Section 10.3 of the applicable Indenture (a “Company Opinion of Counsel”), if the trustee under the applicable Indenture that the Company Supplemental Indenture amended requires an opinion of counsel to the Company thereunder, to the extent such certificates and opinions would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the Company Supplemental Indenture described in the immediately preceding sentence. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent. If, at any time prior to the completion of the Company Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the applicable notes, debentures or other debt securities of the Company outstanding under the applicable Indenture. The consummation of any or all of the Company Note Offers and Consent Solicitations shall not be a condition to Closing.

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Section 6.05         Abraxis CVR Agreement. The Company shall use commercially reasonable efforts to, in accordance with the provisions of the Abraxis CVR Agreement and prior to the Merger Effective Time, (a) provide or cause to be provided to the Abraxis CVR Trustee any certificate, notice, legal opinion or other documentation and (b) take or cause to be taken such other actions, in the case of each of clause (a) and (b), to the extent required under the Abraxis CVR Agreement in connection with this Agreement and the transactions contemplated hereby (including the Merger). Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, certificate, legal opinion or other documentation and be consulted with in connection with the taking of any such action, in each case before such notice, certificate, legal opinion or other documentation is provided to Abraxis CVR Trustee or such action is taken, and the Company shall give reasonable and good faith consideration to any comments made and other input provided by Parent and its counsel in connection therewith.

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Article VII

COVENANTS OF PARENT

Parent agrees that:

Section 7.01         Conduct of Parent. From the date of this Agreement until the earlier of the Merger Effective Time and the termination of this Agreement, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (z) as otherwise required or expressly contemplated by this Agreement, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business consistent with past practice; provided that (i) no action by the Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 7.01(a) through Section 7.01(f) will be a breach of this sentence and (ii) if Parent or any of its Subsidiaries seeks the consent of the Company to take any action prohibited by any of Section 7.01(a) through Section 7.01(f), and such consent is withheld by the Company, the failure to take such action will not be deemed to be a breach of this sentence. Without limiting the generality of the foregoing, except (A) as prohibited or required by Applicable Law, (B) as set forth in Section 7.01 of the Parent Disclosure Schedule, or (C) as otherwise required or expressly contemplated by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(a)          adopt or propose any change to the Parent Organizational Documents or the certificate of incorporation or bylaws of Merger Sub (whether by merger, consolidation or otherwise);

(b)          (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, (iii) otherwise purchase, lease, license or otherwise enter into a transaction, or (iv) agree to do any of the foregoing, in each of cases (i), (ii), (iii) or (iv), that would reasonably be expected to prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement, or (v) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or Merger Sub;

(c)          (i) split, combine or reclassify any shares of its capital stock (other than transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among Parent’s wholly owned Subsidiaries), (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other Equity Securities, other than (A) in the case of Parent, regular cash dividends in the ordinary course of business consistent with past practice (including with respect to the timing of declaration, and the record and payment dates) in an amount not to exceed $0.41 per share of Parent Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Parent Common Stock), or (B) dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent, or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities or any Equity Securities of any Subsidiary of Parent, other than (A) repurchases of shares of Parent Common Stock at market price, or (B) repurchases of shares of Parent Common Stock in connection with the exercise of Parent Stock Options or the vesting or settlement of Parent Restricted Stock Units, Market Based Units, Performance Share Units and other Parent Equity Awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement in accordance with the present terms of such Parent Equity Awards or granted after the date of this Agreement to the extent permitted by this Agreement;

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(d)          issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or other Equity Securities, other than (i) the issuance of any shares of Parent Common Stock upon the exercise of Parent Equity Awards or other equity and equity-linked awards that are outstanding on the date of this Agreement or are granted after the date of this Agreement, (ii) with respect to capital stock or other Equity Securities of any Subsidiary of Parent, in connection with transactions (A) solely among Parent and one or more of its wholly owned Subsidiaries or (B) solely among Parent’s wholly owned Subsidiaries, (iii) the grant of Parent Equity Awards or other equity and equity-linked awards to employees, directors or individual independent contractors of Parent or any of its Subsidiaries pursuant to Parent’s equity compensation plans or (iv) in connection with the Parent Share Issuance;

(e)          make any material change in any method of financial accounting or financial accounting principles or practices, except for any such change required by reason of (or, in the reasonable good-faith judgment of Parent, advisable under) a change in GAAP or Regulation S-X, as approved by its independent public accountants; or

(f)          agree, commit or propose to do any of the foregoing.

Section 7.02         No Solicitation by Parent.

(a)          From the date of this Agreement until the earlier of the Merger Effective Time and the termination of this Agreement, except as otherwise set forth in this Section 7.02, Parent shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors and officers to not, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to not, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage (including by way of furnishing information) the submission of any Parent Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that Parent knows is seeking to make, or has made, a Parent Acquisition Proposal, (iii) (A) withdraw or qualify, amend or modify in any manner adverse to the Company, the Parent Board Recommendation, (B) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve any Parent Acquisition Proposal (any of the foregoing in this clause (iii), a “Parent Adverse Recommendation Change”), or (iv) take any action to make any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar anti-takeover laws and regulations of the State of Delaware, including Section 203 of the DGCL, inapplicable to any Third Party or any Parent Acquisition Proposal.

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(b)          Notwithstanding the foregoing, if at any time prior to the receipt of the Parent Stockholder Approval (the “Parent Approval Time”) (and in no event after the Parent Approval Time), the Board of Directors of Parent receives a bona fide written Parent Acquisition Proposal made after the date hereof which has not resulted from a violation of this Section 7.02, the Board of Directors of Parent, directly or indirectly through its Representatives, may (x) contact the Third Party that has made such Parent Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of Parent informing itself about such Parent Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 7.02(b), Section 7.02(c) and Section 7.02(e), (i) engage in negotiations or discussions with any Third Party that, subject to Parent’s compliance with Section 7.02(a), has made after the date of this Agreement a Parent Superior Proposal or an unsolicited bona fide written Parent Acquisition Proposal that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, is or could reasonably be expected to lead to a Parent Superior Proposal, (ii) furnish to such Third Party and its Representatives and financing sources nonpublic information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement with confidentiality and use provisions no less favorable and other provisions no less favorable in the aggregate, in each case, to Parent than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to the Company for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to the Company) is provided or made available to the Company, as the case may be, substantially concurrently with the time it is provided or made available to such Third Party and (iii) following receipt of a Parent Superior Proposal after the date of this Agreement, (A) make a Parent Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 10.01(c)(iii) to enter into a definitive agreement providing for such Parent Superior Proposal, but in the case of this clause (iii) only if the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of Parent from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to a Parent Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.02, or (y) making any required disclosure to the stockholders of Parent if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law; provided that any Parent Adverse Recommendation Change involving or relating to a Parent Acquisition Proposal may only be made in accordance with the provisions of this Section 7.02(b), Section 7.02(c) and Section 7.02(e). A “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be a Parent Adverse Recommendation Change.

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(c)          In addition to the requirements set forth in Section 7.02(b), the Board of Directors of Parent shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.02(b) unless Parent shall have first delivered to the Company written notice advising the Company that Parent intends to take such action. Parent shall notify the Company as promptly as practicable (but in no event later than forty eight (48) hours) after receipt by Parent (or any of its Representatives) of any Parent Acquisition Proposal or any request for information relating to Parent or any of its Subsidiaries or for access to the business, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent, is reasonably likely to make or has made any Parent Acquisition Proposal, which notice shall be provided in writing and shall identify the Third Party making, and the material terms and conditions of, any such Parent Acquisition Proposal or request. Parent shall thereafter (x) keep the Company reasonably informed, on a reasonably current basis, of any material changes in the status and details of any such Parent Acquisition Proposal or request and (y) as promptly as practicable (but in no event later than twenty four (24) hours after receipt) provide to the Company copies of all material correspondence and written materials sent or provided to Parent or any of its Subsidiaries that describes any terms or conditions of any Parent Acquisition Proposal (as well as written summaries of any material oral communications relating to the terms and conditions of any Parent Acquisition Proposal).

(d)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Parent Approval Time (and in no event after the Parent Approval Time), the Board of Directors of Parent may effect a Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event if the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (i) Parent shall first notify the Company in writing of its intention to take such action, which notice shall include a reasonably detailed description of such Company Intervening Event, (ii) if requested by the Company, Parent and its Representatives shall discuss and negotiate in good faith with the Company and its Representatives (to the extent that the Company desires to so negotiate) during the four (4) Business Day period following such notice regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Intervening Event, and (iii) the Board of Directors of Parent shall not effect any Parent Adverse Recommendation Change involving or relating to a Parent Intervening Event unless, after the four (4) Business Day period described in the foregoing clause (ii), the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and taking into account any proposal by the Company to amend the terms of this Agreement during such four (4) Business Day period, that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

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(e)          Without limiting or affecting Section 7.02(a), Section 7.02(b) or Section 7.02(c), the Board of Directors of Parent shall not make a Parent Adverse Recommendation Change involving or relating to a Parent Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to a Parent Superior Proposal unless (i) Parent first notifies the Company, in writing at least four (4) Business Days before taking such action, that Parent intends to take such action, which notice attaches the most current version of each proposed Contract or other agreement providing for such Parent Superior Proposal and the identity of the Third Party(ies) making the Parent Superior Proposal, (ii) if requested by the Company, during such four (4) Business Day period, Parent and its Representatives have discussed and negotiated in good faith with the Company (to the extent that the Company desires to so negotiate) regarding any proposal by the Company to amend the terms of this Agreement in response to such Parent Superior Proposal and (iii) after such four (4) Business Day period, the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel and taking into account any proposal by the Company to amend the terms of this Agreement, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal and that the failure to take such action would continue to be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Parent Superior Proposal, a new written notification from Parent consistent with that described in clause (i) of this Section 7.02(e) shall be required, and a new notice period under clause (i) of this Section 7.02(e) shall commence, during which notice period Parent shall be required to comply with the requirements of this Section 7.02(e) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)). After delivery of such written notice pursuant to the immediately preceding sentence, Parent shall keep the Company reasonably informed on a reasonably current basis of all material developments affecting the material terms of any such Parent Superior Proposal (and Parent shall provide the Company with copies of any additional written materials received that provide for or that are material to such Parent Superior Proposal).

(f)          “Parent Superior Proposal” means any bona fide, written Parent Acquisition Proposal (other than a Parent Acquisition Proposal which has resulted from a violation of this Section 7.02) (with all references to “twenty percent (20%)” in the definition of Parent Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms that the Board of Directors of Parent determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Parent Acquisition Proposal that the Board of Directors of Parent considers to be appropriate (including the identity of the Person making the Parent Acquisition Proposal and the expected timing and likelihood of consummation, any governmental or other approval requirements (including divestitures and entry into other commitments and limitations), break-up fees, expense reimbursement provisions, conditions to consummation and the availability of necessary financing (including, if a cash transaction (in whole or in part), the availability of such funds and the nature, terms and conditionality of any committed financing), would result in a transaction (i) that, if consummated, is more favorable to Parent’s stockholders from a financial point of view than the Merger (taking into account any proposal by the Company to amend the terms of this Agreement), and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Parent Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Parent Acquisition Proposal.

(g)          “Parent Intervening Event” means any material event, fact, change, effect, development or occurrence that (i) was not known, or the material consequences of which were not known, in each case to the Board of Directors of Parent as of or prior to the date of this Agreement and (ii) does not relate to or involve any Parent Acquisition Proposal.

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(h)          Parent shall, and shall cause its Subsidiaries to and its and its Subsidiaries’ directors and officers to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal or with respect to any indication, proposal or inquiry that could reasonably be expected to lead to a Parent Acquisition Proposal and shall use its reasonable best efforts to cause any such party (and any of its Representatives) in possession of confidential information about Parent or any of its Subsidiaries that was furnished by or on behalf of Parent to return or destroy all such information.

Section 7.03         Obligations of Merger Sub. Until the Merger Effective Time, Parent shall at all times be the direct or indirect owner of all of the outstanding shares of capital stock of Merger Sub. Parent shall take all action necessary to cause each of Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Promptly following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver a written consent of Merger Sub adopting this Agreement in accordance with the DGCL.

Section 7.04         Director and Officer Liability.

(a)          For a period of not less than six years from the Merger Effective Time, Parent shall cause the Surviving Corporation or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”), to the fullest extent each such D&O Indemnifying Party is so authorized or permitted by Applicable Law, as now or hereafter in effect, to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Merger Effective Time will be, serving as a director or officer of the Company or any of its Subsidiaries or, at the request or for the benefit of the Company or any of its Subsidiaries, as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”), as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly advance to such D&O Indemnified Party any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the D&O Indemnifying Party’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under Applicable Law that such D&O Indemnified Party is not entitled to be indemnified. All rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives. As used in this Section 7.04: (x) the term “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such D&O Indemnified Party’s duties or service (A) as a director or officer of the Company or the applicable Subsidiary thereof at or prior to the Merger Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Merger or the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (B) as a director, trustee or officer of any other entity or any benefit plan maintained by the Company or any of its Subsidiaries (for which such D&O Indemnified Party is or was serving at the request or for the benefit of the Company or any of its Subsidiaries) at or prior to the Merger Effective Time; and (y) the term “Claim Expenses” means reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, legal research, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal) any D&O Claim for which indemnification is authorized pursuant to this Section 7.04(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party.

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(b)          For a period of not less than six (6) years from the Merger Effective Time, Parent shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of at least six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of any D&O Indemnified Party, unless any modification or amendment is required by Applicable Law (but then only to the minimum extent required by Applicable Law). At the Company’s option and expense, prior to the Merger Effective Time, the Company may purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Merger Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Merger Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company and its Subsidiaries for such insurance (such amount being the “Maximum Premium”). If the Company fails to obtain such tail policy prior to the Merger Effective Time, Parent or the Surviving Corporation shall obtain such a tail policy; provided, however, that the premium for such tail policy shall not exceed the Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, the Company or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent and the Surviving Corporation shall cause any such policy (whether obtained by Parent, the Company or the Surviving Corporation) to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

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(c)          If any of Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.04.

Section 7.05         Employee Matters.

(a)          From the Closing Date through the one (1) year anniversary thereof (the “Compensation Continuation Period”), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to each individual who is employed by the Company and its Subsidiaries immediately prior to the Merger Effective Time, while such individual continues to be employed by the Surviving Corporation, Parent or any of Parent’s Subsidiaries (including Subsidiaries of the Surviving Corporation) during the Compensation Continuation Period (collectively, the “Affected Employees”) (i) a base salary or wage rate that is not less than the base salary or wage rate provided to such Affected Employee immediately prior to the Merger Effective Time, (ii) cash incentive compensation (including bonus opportunity and other cash incentive compensation opportunities) and equity incentive compensation no less favorable in the aggregate than the cash incentive compensation (including bonus opportunity and other cash incentive compensation opportunities) and equity incentive compensation provided to such Affected Employee immediately prior to the Merger Effective Time, and (iii) severance benefits in amounts and on terms and conditions that are no less favorable than those provided to the Affected Employees immediately prior to the Merger Effective Time, as set forth in the Company’s Severance Pay Plans disclosed to Parent before the date hereof. From the Closing Date through December 31, 2019, Affected Employees shall be provided with employee benefits substantially similar in the aggregate than the employee benefits provided to such Affected Employee under the Company Employee Plans immediately prior to the Merger Effective Time; provided that, for purposes of determining that such employee benefits are no less favorable in the aggregate, defined benefit pension plan benefits, retention or change in control payments or awards provided by the Company or any of its Subsidiaries prior to the Merger Effective Time shall not be taken into account.

(b)          With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate on or after the Merger Effective Time (the “New Company Plans”), Parent shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any New Company Plan that is a health plan in which such Affected Employee may be eligible to participate after the Merger Effective Time, and (ii) if applicable, cause to be credited, in any New Company Plan that is a health plan in which Affected Employees participate, any deductibles or out-of-pocket expenses incurred by such Affected Employee and such Affected Employee’s eligible beneficiaries and dependents during the portion of the calendar year in which the Merger Effective Time occurs prior to such Affected Employee’s commencement of participation in such New Company Plan providing health benefits with the objective that there be no double counting during the year in which the Merger Effective Time occurs of such deductibles or out-of-pocket expenses. Parent shall recognize service of Affected Employees (to the extent credited by the Company or its Subsidiaries) accrued prior to the Merger Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Company Plan in which such Affected Employees may be eligible to participate after the Merger Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

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(c)          Parent agrees that, with respect to the annual cash incentive plans set forth on Section 7.05(c) of the Company Disclosure Schedule (the “Annual Incentive Plans”), it shall, or shall cause the Surviving Corporation, to provide each participant in an Annual Incentive Plan (each an “Incentive Plan Participant”) who remains employed with the Surviving Corporation through the end of the year during which the Closing occurs, with an annual cash incentive award for the year during which the Closing occurs, the amount of which shall be determined as the product of (i) the sum of the following: (a) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs prior to the Closing, which bonus shall be determined based upon actual corporate performance through the Closing Date, as determined by the Company prior to the Merger Effective Time plus (b) a pro-rated portion of the bonus with respect to the portion of the year of the Closing that occurs after the Closing, which bonus shall be no less than the bonus payable at the applicable Incentive Plan Participant’s target incentive level under such Annual incentive Plan, multiplied by (ii) the Incentive Plan Participant’s individual performance multiplier determined in accordance with the terms of the Annual Incentive Plan; provided that, contingent upon the execution and non-revocation of a customary release of claims in a form that is reasonably satisfactory to Parent and does not contain any restrictive covenants, each Incentive Plan Participant who experiences a termination of employment on or after the Closing due to death or disability (as defined in the Company’s long-term disability plan), or with respect to which such Incentive Plan Participant is eligible to receive severance benefits under any Company Employee Plan or applicable Law, shall be entitled to the prorated payment of the amount that would otherwise have been payable under this Section 7.05(c)(i) (i.e., without applying the individual performance multiplier referred to in clause (ii)); and provided, further, that in no event shall payment of any amounts under the Annual Incentive Plans (or any pro-rated portion thereof) pursuant to this Section 7.05(c) result in the duplication of payments to any Incentive Plan Participant under any other incentive, severance or other similar arrangement.

(d)          Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person, including any Affected Employees, for any period of time following the Merger Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Company Employee Plan or Parent Employee Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

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Section 7.06         Financing.

(a)          Each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or shall use reasonable best efforts to cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Debt Financing including (i) using reasonable best efforts to (A) maintain in effect the Debt Commitment Letter and in all material respects comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver the definitive agreements with respect thereto on the terms and conditions not less favorable in the aggregate, to Parent than those contained in the Debt Commitment Letter (including, as necessary, the “market flex” provisions contained in any related fee letter) by the Closing Date, and (ii) using reasonable best efforts to satisfy (or if determined advisable by Parent, obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing within Parent’s (or its Subsidiary’s) control and to comply with all of its obligations pursuant to the Debt Commitment Letters or other definitive agreements related thereto to the extent the failure to comply with such obligations would adversely impact the timing of the Closing or the availability at the Closing of sufficient aggregate proceeds of the Debt Financing to consummate the transactions contemplated by this Agreement. In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied, each of Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to cause the Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date. Parent shall use its reasonable best efforts to enforce all of its rights under the Debt Commitment Letters. Parent and/or Merger Sub shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts under the Debt Commitment Letters.

(b)          In the event that any portion of the Debt Financing becomes unavailable and such portion is necessary to consummate the transactions contemplated by this Agreement (except in accordance with the express terms set forth in the Debt Commitment Letters, including as a result of the entry into definitive agreements for a “Qualifying Term Loan Facility” under the applicable Debt Commitment Letters with commitments subject to substantially the same conditions as those set forth in the applicable Debt Commitment Letters or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions as those set forth in the applicable Debt Commitment Letters from other Financing Sources or from proceeds of other sources of financing or cash), Parent and Merger Sub shall (i) use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources on terms and conditions, taken as a whole, no less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter (taking into account any “market flex” provisions thereof) and in an amount that will still enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement (“Alternative Financing”), and (ii) promptly notify the Company of such unavailability and the reason therefor. If obtained, Parent shall deliver to the Company true and complete copies of all commitment letters and other definitive agreements (including redacted copies of fee letters, removing only fee amounts, the rates and amounts included in the “market flex” provisions and certain other economic terms (none of which could adversely affect the amounts, availability, timing or conditionality of the Debt Financing)) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with Alternative Financing.

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(c)          Parent and Merger Sub shall not, without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), permit any amendment, modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreement related thereto unless the terms of such Debt Commitment Letter or definitive agreement related thereto, in each case as so amended, modified or waived, are substantially similar to those in such Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall be as good as or better for Parent and Merger Sub than those in such Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that in the case of amendments or modifications or waivers of any Debt Commitment Letter or any definitive agreement relating thereto, such amendment, modification or waiver would not reasonably be expected to (i) (A) add additional conditions precedent that would adversely affect the ability or likelihood of Parent or Merger Sub timely consummating the transactions contemplated by this Agreement or otherwise adversely affect the ability or likelihood of Parent or Merger Sub timely consummating the transactions contemplated by this Agreement or (B) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (ii) reduce the aggregate amount of the Debt Financing or (iii) materially and adversely affect the ability of Parent to enforce its rights against other parties to the Debt Commitment Letters or the definitive agreements relating thereto, it being understood and agreed that in any event, Parent may amend any of the Debt Commitment Letters or any definitive agreement relating thereto to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed such Debt Commitment Letters as of such time and consent to the assignment of lending commitments under the Debt Commitment Letters to other lenders.

(d)          Parent shall provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letter or definitive agreement in connection therewith in a manner that would reasonably be expected to render it unable to consummate the transactions contemplated by this Agreement. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent’s and its Subsidiaries’ efforts to consummate the Debt Financing, including providing copies of any amendment, modification or replacement of the Debt Commitment Letter (provided that any fee letter may be redacted to remove fee amounts, the rates and amounts included in the “market flex” provisions and certain other economic terms (none of which could adversely affect the amounts, availability, timing or conditionality of the Debt Financing)). Parent shall give the Company prompt notice of any (i) material breach or material default by any party to the Debt Commitment Letters or the definitive agreements related thereto of which Parent obtains knowledge, (ii) actual or, to the knowledge of Parent, threatened in writing withdrawal, repudiation, or termination of any of the Debt Commitment Letters or such definitive agreements, or (iii) material dispute or disagreement between or among any parties to any of the Debt Commitment Letters or such definitive agreements with respect to the obligations to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing.

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(e)          Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing.

Section 7.07         New CVR Agreement. At or immediately prior to the Merger Effective Time, Parent will execute and deliver, and Parent will cause the New CVR Trustee to execute and deliver, the New CVR Agreement, subject to any changes to the New CVR Agreement that are requested by the New CVR Trustee and approved prior to the Merger Effective Time by Parent and the Company (which approval, in the case of the Company, shall not be unreasonably withheld, conditioned or delayed).

Article VIII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01         Access to Information; Confidentiality.

(a)          All information furnished pursuant to this Agreement shall be subject to the letter agreement, dated as of November 23, 2018 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Confidentiality Agreement”), between Parent and the Company. Upon reasonable notice, during normal business hours during the period from the date of this Agreement to the earlier of the Merger Effective Time or the termination of this Agreement, solely for purposes of furthering the Merger and the other transactions contemplated hereby or integration planning relating thereto, (i) the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives, reasonable access, to all of its properties, books, contracts and records, and (ii) the Company shall, and shall cause its Subsidiaries to, make available to Parent all other information not made available pursuant to clause (i) of this Section 8.01(a) concerning its businesses, properties and personnel as the other may reasonably request (in the case of each of clause (i) and (ii), in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries). During such period described in the immediately preceding sentence, upon reasonable notice and subject to Applicable Law and during normal business hours, the Company shall instruct its pertinent Representatives to reasonably cooperate with Parent in its review of any such information provided or made available pursuant to the immediately preceding sentence. No information or knowledge obtained in any review or investigation pursuant to this Section 8.01 shall affect or be deemed to modify any representation or warranty made by the Company or Parent pursuant to this Agreement.

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(b)          Notwithstanding anything to the contrary in this Section 8.01, Section 8.02 or Section 8.03, none of the Company, Parent or any of their respective Subsidiaries shall be required to provide access to, disclose information to or assist or cooperate with the other party, in each case if such access, disclosure, assistance or cooperation (i) would, as reasonably determined based on the advice of outside counsel, jeopardize any attorney-client privilege with respect to such information, or (ii) would contravene any Applicable Law or Contract to which the applicable party is a subject or bound; provided that the Company and Parent shall, and each shall cause its Subsidiaries to, use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply (including redacting such information (A) to remove references concerning valuation, (B) as necessary to comply with any Contract in effect on the date hereof or after the date hereof and (C) as necessary to address reasonable attorney-client, work-product or other privilege or confidentiality concerns) and to provide such information as to the applicable matter as can be conveyed. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 or Section 8.02 as “Outside Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

Section 8.02         Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, including Section 8.02(b) and Section 8.02(c), each of the Company and Parent shall, and each shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and other transactions contemplated hereby as promptly as practicable, including (i) (A) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all Filings as are necessary, proper or advisable to consummate the Merger and the other transactions contemplated hereby, (B) using reasonable best efforts to obtain, as promptly as practicable, and thereafter maintain, all Consents required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger or other transactions contemplated hereby, and complying with the terms and conditions of each Consent (including by supplying as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other applicable Antitrust Laws), and (C) cooperating, to the extent reasonable, with the other parties hereto in their efforts to comply with their obligations under this Agreement, including in seeking to obtain as promptly as practicable any required Consents and (ii) using reasonable best efforts to contest (which includes by litigation) any (A) action, suit, investigation or proceeding brought by any Governmental Authority in a court of competent jurisdiction seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other transactions contemplated hereby or seeking damages or to impose any terms or conditions in connection with the Merger or any of the other transactions contemplated hereby or (B) Order that has been entered by a court of competent jurisdiction that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated hereby or imposes any damages, terms or conditions in connection with the Merger or any of the other transactions contemplated hereby. The parties understand and agree that, subject to Section 8.02(b) and Section 8.02(g), Parent’s obligation to use its reasonable best efforts set forth in this Section 8.02(a) includes taking and agreeing to take all actions and doing or agreeing to do all things necessary, proper or advisable under Applicable Law (including divestitures, hold separate arrangements, the termination, assignment, novation or modification of Contracts (or portions thereof) or other business relationships, the acceptance of restrictions on business operations and the entry into other commitments and limitations) to satisfy the conditions set forth in Section 9.01(f) or Section 9.01(c) (if the injunction or other Order relates to any Antitrust Law) and to consummate the Merger and the other transactions contemplated hereby.

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(b)          Notwithstanding Section 8.02(a) or anything else in this Agreement to the contrary, nothing in this Agreement will obligate or require Parent, Merger Sub or any of their respective Subsidiaries to take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any term, condition or limitation (including, in each case, any of the actions or items referred to in the last sentence of Section 8.02(a)) as a condition to, or in connection with, (i) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (ii) any Foreign Antitrust Law or (iii) obtaining any other Consent from a Governmental Authority or otherwise, in each case if such action (or refraining from such action), term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business or results of operations of the Company, Parent and their respective Subsidiaries, taken as a whole, after giving effect to the Merger.

(c)          Without limiting in any respect Parent’s obligations under this Section 8.02, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and shall have the right to lead all meetings and communications (including any negotiations) with, any Governmental Authority that has authority to enforce any Antitrust Law and (ii) without limiting the generality of clause (i) of this Section 8.02(c) or the obligations of the Company under this Section 8.02, control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Authority that has authority to enforce any Antitrust Law. Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

(d)          In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and each shall cause its Subsidiaries to, as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that are necessary, proper or advisable under this Agreement or Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than ten (10) Business Days following the date of this Agreement (unless the parties otherwise agree to another time period), the Company and Parent each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; (ii) as promptly as practicable following the date hereof the Company and Parent each making any other Filing that is necessary, proper or advisable under any Foreign Antitrust Law; and (iii) as promptly as practicable following the date hereof the Company and Parent each making any other Filing that is necessary, proper or advisable under any other Applicable Laws or by any Governmental Authority with jurisdiction over enforcement of any of the foregoing.

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(e)          To the extent permitted by Applicable Law, the Company and Parent shall, as promptly as practicable, (i) upon request from a Governmental Authority, furnish to such Governmental Authority, any information or documentation concerning themselves, their Affiliates, directors, officers and stockholders information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective Representatives to, upon reasonable request, any Governmental Authority, in the case of each of clause (i) and (ii), in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or any of the other transactions contemplated hereby or (B) any Governmental Authority investigation, review or approval process.

(f)          Subject to Section 8.02(c), Applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement and all other agreements entered into by the parties to this Agreement, and subject to the proviso at the end of this Section 8.02(f), each of the Company and Parent shall, and each shall cause its Subsidiaries to: (i) (A) as far in advance as practicable, notify the other party of, and provide the other party with an opportunity to consult with respect to, any Filing or non-ministerial communication or inquiry it or any of its Affiliates intends to make with any Governmental Authority relating to the matters that are the subject of this Agreement, (B) prior to submitting any such Filing or making any such communication or inquiry, the submitting or making party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party and such other party’s Representatives in connection with any such Filing, communication or inquiry, and (C) promptly following the submission of such Filing or making of such communication or inquiry, provide the other party with a copy of any such Filing or, if in written form, communication or inquiry, or, if in oral form, a summary of any such communication or inquiry; provided, however, that this Section 8.02(f)(i) shall not apply to any initial filings made pursuant to the HSR Act; (ii) as promptly as practicable following receipt, furnish the other party with a copy of any Filing or, if in written form, non-ministerial communication or inquiry, or, if in oral form, a summary of any non-ministerial communication or inquiry, that it or any of its Affiliates receives from any Governmental Authority relating to matters that are the subject of this Agreement; and (iii) coordinate and reasonably cooperate with the other party in exchanging such information and providing such other assistance as the other party may reasonably request in connection with this Section 8.02 (including in seeking early termination of any applicable waiting periods under the HSR Act). Subject to Section 8.02(c), none of the Company, Parent or their respective Representatives shall agree to participate in any meeting or non-ministerial conference (including by telephone) with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry regarding the Merger or any of the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, allows the other party to participate; provided, however, materials provided to the other party pursuant to this Section 8.02 may be redacted to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries.

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(g)          Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Parent or any of its Affiliates or the Company or any of its Affiliates be required to agree to take or enter into any action which is not conditioned upon, and shall become effective from and after, the Closing, or (ii) the Company or any of its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action in connection with obtaining the Consents under Antitrust Laws required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Parent (including in connection with obtaining any of the governmental approvals described in Section 8.02(b)) (which consent shall not be withheld, delayed or conditioned if doing so would be inconsistent with Parent’s obligations under this Section 8.02), but, if requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, subject to clause (i) of this Section 8.02(g), take any such actions to obtain any of the governmental approvals described in Section 8.02(b).

Section 8.03         Certain Filings; SEC Matters.

(a)          As promptly as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Parent Share Issuance and the New CVRs to be issued to the stockholders of the Company in connection with the Merger. The Joint Proxy Statement/Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and other Applicable Law.

(b)          Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the 1933 Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger and, if required by Applicable Law, to have the New CVR Agreement become qualified under the Trust Indenture Act. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC or any other Governmental Authority, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC or any other Governmental Authority, on the other hand, related to the foregoing. Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall reasonably cooperate and provide the other party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party or such other party’s Representatives in connection with any such document or response. None of the Company, Parent or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

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(c)          Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, the DGCL and the rules of the NYSE and Nasdaq in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the stockholders of each of the Company and Parent thereunder. Subject to Section 6.02, the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation, and, subject to Section 7.02, the Joint Proxy Statement/Prospectus shall include the Parent Board Recommendation.

(d)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to enable the listing of the Parent Common Stock and the New CVRs being registered pursuant to the Registration Statement on the NYSE (or other national securities exchange) no later than the Merger Effective Time, subject to official notice of issuance. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(e)          Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, Filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE in connection with the Merger and the other transactions contemplated by this Agreement, including the Registration Statement and the Joint Proxy Statement/Prospectus: provided, however, that neither party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and/or the Joint Proxy Statement/Prospectus.

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(f)          If at any time prior to the later of the Company Approval Time and the Parent Approval Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto, and each party shall use reasonable best efforts to, and reasonably cooperate with the other to, promptly prepare and file with the SEC an appropriate amendment or supplement describing such information and, to the extent required under Applicable Law, disseminate such amendment or supplement to the stockholders of each of the Company and Parent.

Section 8.04         Stockholder Meetings.

(a)          Promptly following the effectiveness of the Registration Statement (and, in the case of clause (iii), within forty (40) days of the Company Record Date), the Company shall, in consultation with Parent, in accordance with Applicable Law and the Company Organizational Documents, (i) establish a record date (the “Company Record Date”) for, duly call and give notice of a meeting of the stockholders of the Company entitled to vote on the Merger (the “Company Stockholder Meeting”) at which meeting the Company shall seek the Company Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable the Company Record Date to be held promptly following the effectiveness of the Registration Statement), (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Company Stockholder Meeting. Subject to Section 6.02, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Company Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of the Company has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, (B) for an absence of a quorum or (C) if the Parent Stockholder Meeting has been adjourned or postponed by Parent in accordance with Section 8.04(b), to the extent necessary to enable the Company Stockholder Meeting and the Parent Stockholder Meeting to be held within a single period of twenty-four (24) consecutive hours as contemplated by Section 8.04(d). Notwithstanding the foregoing, the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and maters required by Applicable Law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting.

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(b)          Promptly following the effectiveness of the Registration Statement (and, in the case of clause (iii), within forty (40) days of the Company Record Date, subject to an extension of up to fifteen (15) additional Business Days as contemplated by the last sentence of this Section 8.04(b)), Parent shall, in consultation with the Company, in accordance with Applicable Law and the Parent Organizational Documents, (i) establish a record date (which date shall be the same as the Company Record Date) for, duly call and give notice of a meeting of the stockholders of Parent entitled to vote on the Parent Share Issuance (the “Parent Stockholder Meeting”) at which meeting Parent shall seek the Parent Stockholder Approval (and will use reasonable best efforts to conduct “broker searches” in a manner to enable the such record date to be held on such date), (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Stockholder Meeting) to be mailed to its stockholders and (iii) duly convene and hold the Parent Stockholder Meeting. Subject to Section 7.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Stockholder Approval to be received at the Parent Stockholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Stockholder Meeting; provided that Parent may, notwithstanding the foregoing, without the prior written consent of the Company, adjourn or postpone the Parent Stockholder Meeting (A) if, after consultation with the Company, Parent believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Parent Stockholder Approval, or (2) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Board of Directors of Parent has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by Parent’s stockholders prior to the Parent Stockholder Meeting, (B) for an absence of a quorum or (C) if the Company Stockholder Meeting has been adjourned or postponed by the Company in accordance with Section 8.04(a), to the extent necessary to enable the Company Stockholder Meeting and the Parent Stockholder Meeting to be held within a single period of twenty-four (24) consecutive hours as contemplated by Section 8.04(d). Notwithstanding the foregoing, Parent may not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Parent Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days. Without the prior written consent of the Company, the matters contemplated by the Parent Stockholder Approval shall be the only matters (other than matters of procedure and matters required by Applicable Law to be voted on by Parent’s stockholders in connection therewith) that Parent shall propose to be voted on by the stockholders of Parent at the Parent Stockholder Meeting; provided, that, subject to Applicable Law, the Parent Organizational Documents and Section 8.04(d), the Parent Stockholder Meeting may, in the sole discretion of Parent also constitute its annual meeting of stockholders so long as (i) doing so would not delay the Parent Stockholder Meeting by more than fifteen (15) Business Days beyond the date on which Parent would otherwise be able to hold the Parent Stockholder Meeting and (ii) the annual meeting does not contain any matters to be voted on that are not matters customarily submitted to a vote of stockholders at an annual meeting involving only an uncontested election of directors and other routine matters (including duly submitted stockholder proposals pursuant to Rule 14a-8 under the Exchange Act that are not eligible to be excluded).

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(c)          Notwithstanding (i) any Company Adverse Recommendation Change or Parent Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of a Company Acquisition Proposal or the public proposal or announcement or other submission to Parent or any of its Representatives of a Parent Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.03 and this Section 8.04 shall continue in full force and effect.

(d)          Notwithstanding anything to the contrary herein, it is the intention of the parties that, and each of the parties shall reasonably cooperate and use their commercially reasonable efforts to cause, the date and time of the Company Stockholder Meeting and the Parent Stockholder Meeting be coordinated such that they occur within a single period of twenty-four (24) consecutive hours (and in any event as close in time as possible).

Section 8.05         Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be in the form agreed upon by the Company and Parent prior to the execution of this Agreement. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other party and shall consider in good faith the comments of the other party); provided that the restrictions set forth in this Section 8.05 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.02 with respect to the matters contemplated by Section 6.02, or made or proposed to be made by Parent in response or related to any such release or public statement that is not in violation of Section 7.02, (b) made or proposed to be made by Parent in compliance with Section 7.02 with respect to the matters contemplated by Section 7.02, or made or proposed to be made by the Company in response or related to any such release or public statement that is not in violation of Section 6.02, (c) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby or (d) if the information contained therein substantially reiterates (and is not inconsistent with) previous releases or public statements made by the Company and Parent in compliance with this Section 8.05.

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Section 8.06         Notices of Certain Events. Each of the Company and Parent shall use commercially reasonable efforts to promptly notify the other of (a) any material written notice or other material written communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any material written notice or other material written communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement, (c) to the knowledge of such party, any event, change, effect, development or occurrence that would have Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent, or (d) to the knowledge of such party, any event, change, development or occurrence has occurred that would reasonably be expected to cause or result in any of the conditions set forth in Article IX not being satisfied; provided that, notwithstanding the foregoing, a failure to comply with this Section 8.06 shall not constitute the failure of any condition set forth in Article IX to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article IX to be satisfied.

Section 8.07         Section 16 Matters. Prior to the Merger Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08         Transaction Litigation. Subject to the last sentence of this Section 8.08, each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other party informed regarding any Transaction Litigation. Other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Company Acquisition Proposal or a Parent Acquisition Proposal, each of the Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other party the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation, shall consider in good faith the other party’s advice with respect to such Transaction Litigation and, in the case of any Transaction Litigation involving the Company, its Subsidiaries or their respective directors or officers, the Company shall give Parent the opportunity to participate in (but not control), at Parent’s expense, in the defense and settlement of such Transaction Litigation. Prior to the Merger Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Company Acquisition Proposal or a Parent Acquisition Proposal, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 8.08, (a) in the event of any conflict with any other covenant or agreement contained in Section 8.02 that expressly addresses the subject matter of this Section 8.08, Section 8.02 shall govern and control, and (b) nothing in this Section 8.08 shall limit or otherwise modify the parties obligations under Section 6.02, Section 7.02 or any other provisions of this Agreement.

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Section 8.09         Stock Exchange Delisting. Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq and terminate its registration under the 1934 Act; provided that such delisting and termination shall not be effective until the Merger Effective Time.

Section 8.10         Governance. Parent shall take all necessary corporate action to cause, effective at the Merger Effective Time, (a) the number of members of the Board of Directors of Parent to be increased by two (2) and (b) the vacancies created by the foregoing clause (b) to be filled by two (2) individuals who are serving as directors of the Company immediately prior to the Merger Effective Time, who are jointly designated by the Company and Parent prior to the Closing.

Section 8.11         State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents, as applicable, is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (b) if any such anti-takeover law, regulation or provision is or becomes applicable to the Merger or any other transactions contemplated hereby, cooperate and grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Article IX

CONDITIONS TO THE MERGER

Section 9.01          Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a)          the Company Stockholder Approval shall have been obtained;

(b)          the Parent Stockholder Approval shall have been obtained;

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(c)          no injunction or other Order shall have been issued by any court or other Governmental Authority of competent jurisdiction and remain in effect that enjoins, prevents or prohibits the consummation of the Merger;

(d)          the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC;

(e)          the shares of Parent Common Stock to be issued in the Parent Share Issuance and the New CVRs to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f)          any applicable waiting period under the HSR Act shall have expired or been terminated and any applicable waiting period or other Consent under each Foreign Antitrust Law set forth on Section 9.01(f) of the Company Disclosure Schedule relating to the transactions contemplated by this Agreement shall have expired, been terminated or obtained, as applicable.

Section 9.02         Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a)          the Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Merger Effective Time;

(b)          (i) the representations and warranties of the Company contained in Section 4.01 (other than the third sentence thereof), Section 4.02 (other than the last sentence of Section 4.02(b)), Section 4.04(a), Section 4.05(a), Section 4.05(b), Section 4.26, Section 4.27 and Section 4.28 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (or, in the case of Section 4.16, a Parent Material Adverse Effect); and

(c)          Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 9.02(a) and Section 9.02(b).

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Section 9.03         Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)          each of Parent and Merger Sub shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Merger Effective Time;

(b)          (i) the representations and warranties of Parent contained in Section 5.01 (other than the third and last sentences thereof), Section 5.02 (other than the last sentence of Section 5.02(b)), Section 5.04(a), Section 5.05, Section 5.23, Section 5.24 and Section 5.25 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date); (ii) the representations and warranties of Parent contained in Section 5.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing; and (iii) the other representations and warranties of Parent contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (iii) only, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c)          the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b).

Article X

TERMINATION

Section 10.01         Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Merger Effective Time (notwithstanding receipt of the Company Stockholder Approval or the Parent Stockholder Approval):

(a)          by mutual written agreement of the Company and Parent;

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(b)          by either the Company or Parent, if:

(i)          the Merger has not been consummated on or before January 2, 2020 (as such date may be extended pursuant to the following proviso, the “End Date”); provided that, (A) if on such date, the conditions to the Closing set forth in Section 9.01(f) or Section 9.01(c) (if the injunction or other Order relates to the matters referenced in Section 9.01(f)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date may be extended by either Parent or the Company for a period of sixty (60) days by written notice to the other party and (B) if on such date as extended by the immediately preceding clause (A), the conditions to the Closing set forth in Section 9.01(f) or Section 9.01(c) (if the injunction or other Order relates to the matters referenced in Section 9.01(f)) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived, then the End Date may be further extended by either Parent or the Company for another period of sixty (60) days by written notice to the other party; provided, further, that the right to terminate this Agreement or to extend the End Date, as applicable, pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of the failure of the Merger to be consummated by such time;

(ii)         a court or other Governmental Authority of competent jurisdiction shall have issued an injunction or other Order that permanently enjoins, prevents or prohibits the consummation of the Merger and such injunction or other Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of such injunction or other Order;

(iii)        the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholder Meeting (including any adjournment or postponement thereof); or

(iv)        the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholder Meeting (including any adjournment or postponement thereof); or

(c)          by Parent:

(i)          prior to the receipt of the Company Stockholder Approval, if (A) a Company Adverse Recommendation Change shall have occurred, or (B) at any time after a Company Acquisition Proposal shall have been publicly disclosed the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within ten (10) Business Days after a written request by Parent that it do so (provided that Parent may not make such a request more than once for each (x) Company Acquisition Proposal or (y) material modification thereto);

(ii)         if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within the earlier of (x) thirty (30) days following written notice to the Company from Parent of such breach or failure to perform and (y) the End Date; provided that this Agreement may not be terminated pursuant to this Section 10.01(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent or Merger Sub would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied; or

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(iii)        prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement providing for a Parent Superior Proposal in accordance with, and subject to the terms and conditions of, Section 7.02; or

(d)          by the Company:

(i)          prior to the receipt of the Parent Stockholder Approval, if (A) a Parent Adverse Recommendation Change shall have occurred, or (B) at any time after a Parent Acquisition Proposal has been publicly disclosed the Board of Directors of Parent shall have failed to publicly confirm the Parent Board Recommendation within ten (10) Business Days after a written request by the Company that it do so (provided that the Company may not make such a request more than once for each (x) Parent Acquisition Proposal or (y) material modification thereto);

(ii)         if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within the earlier of (x) thirty (30) days following written notice to Parent from the Company of such breach or failure to perform and (y) the End Date; provided that this Agreement may not be terminated pursuant to this Section 10.01(d)(ii) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied; or

(iii)        prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Company Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.02.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02         Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any of its Affiliates or its or their respective stockholders or Representatives) to the other party hereto, except as provided in Section 10.03; provided that, subject to Section 10.03(f), neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party or (ii) the Willful Breach of any covenant or agreement set forth in this Agreement. The provisions of Section 6.03(a), the first sentence of Section 8.01(a), this Section 10.02, Section 10.03, Article XI (other than Section 11.13, except to the extent that Section 11.13 relates to the specific performance of the provisions of this Agreement that survive termination) and Section 1.01 (to the extent related to the foregoing) shall survive any termination of this Agreement pursuant to Section 10.01. In addition, the termination of this Agreement shall not affect the parties’ respective obligations under the Confidentiality Agreement.

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Section 10.03         Termination Fees.

(a)          If this Agreement is terminated: (i) by Parent pursuant to Section 10.01(c)(i); (ii) by the Company pursuant to Section 10.01(d)(iii); (iii) by the Company or Parent pursuant to Section 10.01(b)(iii), and in the case of clause (iii) of this sentence: (I) at or prior to the Company Stockholder Meeting a Company Acquisition Proposal shall have been publicly disclosed or announced and shall not have been publicly and irrevocably withdrawn at least four (4) days prior to the Company Stockholder Meeting; and (II) within the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to any Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company or any of its Affiliates; or (iv) by Parent pursuant to Section 10.01(c)(ii) as a result of a material breach by the Company of its obligations set forth in Section 6.02 or Section 8.04(a) and, at the time of such termination, the Company Stockholder Approval shall not have been obtained, and in the case of clause (iv) of this sentence: (I) at or prior to the date of such termination a Company Acquisition Proposal shall have been made and shall not have been publicly and irrevocably withdrawn at least four (4) days prior to the Company Stockholder Meeting; and (II) within the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to any Company Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Company Acquisition Proposal is entered into by the Company or any of its Subsidiaries, then (x) in the case of each of the foregoing clauses (i), (ii) and (iv), the Company shall pay to Parent (or its designee), in cash at the time specified in the following sentence, a fee in an amount equal to $2.2 billion (the “Company Termination Fee”) and (y) in the case of the foregoing clause (iii), the Company shall pay to Parent (or its designee), in cash at the time specified in the following sentence, a fee in an amount equal to the Company Termination Fee, less any amounts paid to Parent (or its designee) as of such time with respect to the Parent Fee Reimbursement. The Company Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within three (3) Business Days after the date of termination of this Agreement, (y) in the case of clause (ii) of the preceding sentence, on or prior to the date of such termination and (z) in the case of clause (iii) or (iv) of the preceding sentence, on or prior to the earlier of the date of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. “Company Acquisition Proposal” for purposes of this Section 10.03(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01, except that references in the definition to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”.

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(b)          If this Agreement is terminated: (i) by the Company pursuant to Section 10.01(d)(i); (ii) by Parent pursuant to Section 10.01(c)(iii), (iii) by the Company or Parent pursuant to Section 10.01(b)(iv), and in the case of clause (iii) of this sentence: (I) at or prior to the Parent Stockholder Meeting a Parent Acquisition Proposal shall have been publicly disclosed or announced and shall not have been publicly and irrevocably withdrawn at least four (4) days prior to the Parent Stockholder Meeting; and (II) within the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to any Parent Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Parent Acquisition Proposal is entered into by Parent or any of its Subsidiaries; or (iv) by the Company pursuant to Section 10.01(d)(ii) as a result of a material breach by Parent or Merger Sub of its obligations set forth in Section 7.02 or Section 8.04(b) and, at the time of such termination, the Parent Stockholder Approval shall not have been obtained, and in the case of clause (iv) of this sentence: (I) at or prior to the date of such termination a Parent Acquisition Proposal shall have been made and shall not have been publicly and irrevocably withdrawn at least four (4) days prior to the Parent Stockholder Meeting; and (II) within the first (1st) anniversary of such termination of this Agreement: (1) a transaction relating to any Parent Acquisition Proposal is consummated; or (2) a definitive agreement relating to any Parent Acquisition Proposal is entered into by Parent or any of its Subsidiaries, then (x) in the case of each of the foregoing clauses (i), (ii) and (iv), Parent shall pay to the Company, in cash at the time specified in the following sentence, a fee in an amount equal to $2.2 billion (the “Parent Termination Fee”) and (y) in the case of the foregoing clause (iii), Parent shall pay to the Company (or its designee), in cash at the time specified in the following sentence, a fee in an amount equal to the Parent Termination Fee, less any amounts paid to the Company (or its designee) as of such time with respect to the Company Fee Reimbursement. The Parent Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within three (3) Business Days after the date of termination of this Agreement, (y) in the case of clause (ii) of the preceding sentence, on or prior to the date of such termination, and (z) in the case of clause (iii) or (iv) of the preceding sentence, on or prior to the earlier of the date of the consummation of the applicable transaction and the date upon which the definitive agreement is entered into. “Parent Acquisition Proposal” for purposes of this Section 10.03(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 1.01, except that references in the definition to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”.

(c)          If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii), then the Company shall pay to Parent (or its designee) an amount equal to all out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by Parent and any of its Affiliates in connection with this Agreement and the transactions contemplated hereby (including obtaining the Debt Financing), subject to cap on such reimbursement of $40,000,000 (“Parent Fee Reimbursement”), within one Business Day after the date of the termination of the Agreement (in the case of any such termination by Parent) or at or prior to, and as a condition precedent to, the termination of the Agreement (in the case of any such termination by the Company).

(d)          If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iv), then Parent shall pay to the Company (or its designee) an amount equal to all out-of-pocket costs, fees and expenses (including legal fees and expenses) incurred by the Company and any of its Affiliates in connection with this Agreement and the transactions contemplated hereby, subject to cap on such reimbursement of $40,000,000 (the “Company Fee Reimbursement”), within one Business Day after the date of the termination of the Agreement (in the case of any such termination by the Company) or concurrently with, and as a condition precedent to, the termination of the Agreement (in the case of any such termination by Parent).

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(e)          Any payment of the Company Termination Fee, the Parent Termination Fee, the Parent Fee Reimbursement or the Company Fee Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(f)          The parties agree and understand that (x) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, in each case, under any circumstances, and (y) except in the case of fraud or Willful Breach of any covenant or agreement set forth in this Agreement by the other party, (1) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than the Company Termination Fee and any applicable additional amounts pursuant the last two sentences of this Section 10.03(f) (such additional amounts, collectively, the “Parent Additional Amounts”), and (2) in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Parent Termination Fee and any applicable additional amounts pursuant to Section 6.03(a) and/or the last two sentences of this Section 10.03(f) (such additional amounts, collectively, the “Company Additional Amounts”). Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or Willful Breach of any covenant or agreement set forth in this Agreement by the other party, (i) if Parent receives the Company Termination Fee and any applicable Parent Additional Amounts from the Company pursuant to this Section 10.03, or if the Company receives the Parent Termination Fee and any applicable Company Additional Amounts from Parent pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future partners, equityholders, managers, members, Affiliates and Representatives, and none of the paying party, any of its Subsidiaries or any of their respective former, current or future partners, equityholders, managers, members, Affiliates or Representatives shall have any further liability or obligation, in each case relating to or arising out of this Agreement or the transactions contemplated hereby, and (ii) if (A) Parent or Merger Sub receive any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Company Termination Fee pursuant to this Section 10.03 or (B) the Company receives any payments from Parent or Merger Sub in respect of any breach of this Agreement and thereafter the Company receives the Parent Termination Fee, the amount of such Company Termination Fee or such Parent Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Company Termination Fee or the Parent Termination Fee, as applicable, in respect of any such breaches (in each case, after taking into account any Parent Additional Amounts or Company Additional Amounts, as applicable). The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any out-of-pocket costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

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(g)          None of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company relating to or arising out of this Agreement or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company shall have any rights or claims directly against any of the Financing Sources hereunder or thereunder. The foregoing shall not impair, supplement, or otherwise modify any of the commitments and other obligations that the Financing Sources have under any Debt Commitment Letter and/or any definitive agreement related to the Debt Financing to Parent or Merger Sub or any of the rights of Parent or Merger Sub against any of the Financing Sources under any Debt Commitment Letter and/or any definitive agreement related to the Debt Financing and this Section 10.03(g) shall not limit the rights of the Company or any Person that is an Affiliate of the Company from and after the Merger Effective Time under any Debt Commitment Letter or any definitive agreement related to the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company or any Person that is an Affiliate of the Company are party thereto.

Article XI

MISCELLANEOUS

Section 11.01         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or email transmission, the receipt of which is confirmed in writing) and shall be given,

If to the Company, to:

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

Attention:	Executive Vice President and General Counsel
Email:	jbiller@celgene.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Steven A. Cohen
David K. Lam
Edward J. Lee
Facsimile:	(212) 403 2000
Email:	SACohen@wlrk.com
DKLam@wlrk.com
EJLee@wlrk.com

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If to Parent or Merger Sub or, post-Closing, the Surviving Corporation, to:

Bristol-Myers Squibb Company

430 E. 29th Street, 14th Floor

New York, New York 10016

Attention:	Executive Vice President, General Counsel
Email:	sandra.leung@bms.com

with a copy to (which shall not constitute notice):

Bristol-Myers Squibb Company

Route 206 & Province Line Road

Princeton, New Jersey 08540

Attention:	Senior Vice President and Deputy General Counsel,
Transactional Practice Group
Email:	joseph.campisi@bms.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	David Fox, P.C.
Daniel Wolf, P.C.
Jonathan Davis, P.C.
Facsimile:	(212) 446-4900
Email:	david.fox@kirkland.com
daniel.wolf@kirkland.com
jonathan.davis@kirkland.com

or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.02         Survival. The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time, except for the covenants and agreements set forth in Article II, Section 7.04, Section 7.05, Section 8.10 and this Article XI.

Section 11.03         Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Merger Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the stockholders of Parent under Applicable Law without such approval having first been obtained.

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(b)          Notwithstanding anything to the contrary in this Agreement, the provisions in Section 10.03(g), this Section 11.03(b), Section 11.06(a), Section 11.07, Section 11.08(b) or Section 11.09 may not be amended in a manner that is adverse to the Financing Sources without the prior written consent of the applicable Financing Source.

(c)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04         Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05         Disclosure Schedule References and SEC Document References.

(a)          The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b)          The parties hereto agree that, for purpose of clause (i) of the lead-in to Article IV and clause (i) of the lead-in to Article V, as applicable, in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements”, “Cautionary Statement Regarding Forward-Looking Statements”, “Special Note Regarding Forward Looking Statements” or “Note Regarding Forward Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of or otherwise qualify) any representations and warranties of any party contained in this Agreement.

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Section 11.06         Binding Effect; Benefit; Assignment.

(a)          The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Merger Effective Time, (w) the right of the Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Article II, (v) the right of the holders of Company Stock Options to receive the Assumed In-the-Money Options and/or the Assumed Out-of-the-Money Options in respect of Company Stock Options pursuant to Section 2.06(a), (w) the right of the holders of Company RSU Awards to receive the Assumed Restricted Unit Awards in respect of the Company RSU Awards pursuant to Section 2.06(b), (x) the right of the holders of Company PSU Awards to receive the Assumed Performance Unit Awards in respect of the Company PSU Awards pursuant to Section 2.06(c), (y) the right of the holders of Company RSAs to receive the Assumed Restricted Unit Awards in respect of the Company RSAs pursuant to Section 2.06(d), and (z) the right of holders of unvested In-the-Money Options, Company RSU Awards, Company PSU Awards and Company RSAs to receive the Unvested Equity Award CVR Consideration pursuant to Section 2.06(e), (ii) the right of the D&O Indemnified Parties to enforce the provisions of Section 7.04 only, and (iii) the right of each of the Financing Sources as an express third-party beneficiary of Section 10.03(g), Section 11.03(b), this Section 11.06(a), Section 11.07, Section 11.08(b) and Section 11.09.

(b)          No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its wholly owned Subsidiaries at any time or any other Person after the Closing, and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent that is a Delaware corporation; provided that such transfer or assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder or otherwise alter or change any obligation of any other party hereto or delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 11.07         Governing Law. This Agreement, and all disputes, claims, actions, suits or proceedings based upon, arising out of or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or principles that would result in the application of the law of any other state.

Section 11.08         Jurisdiction/Venue.

(a)          Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process with respect to any dispute, claim, action, suit or proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property with respect to any such dispute, claim, action, suit or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), and for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) irrevocably and unconditionally agrees that any dispute, claim, action, suit or proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that any such dispute, claim, action, suit or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any dispute, claim, action, suit or proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

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(b)          Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree (i) that any action or proceeding, whether in law or in equity, whether in contract or tort or otherwise, involving the Financing Sources arising out of or related to the transactions contemplated hereby, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and (ii) that, except as expressly contemplated by the terms of any Debt Commitment Letter, any such action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.09         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

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Section 11.10         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect, and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11         Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13         Specific Performance. The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at law (a) for any breach of any of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is validly terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 11.13, a party shall not in any respect waive its right to any other form of relief that may be available to a party under this Agreement, including, subject to Section 10.03(f), monetary damages in the event that the remedies provided for in this Section 11.13 are not available or otherwise are not granted, and (y) nothing contained in this Section 11.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 before exercising any termination right under Section 10.01 (and/or pursuing damages), nor shall the commencement of any action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 10.01 or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, in no event shall the Company or Parent be entitled to both (i) specific performance to cause the other party to consummate the Closing and (ii) the payment of the Parent Termination Fee or the Company Termination Fee, as applicable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Giovanni Caforio
Name:	Giovanni Caforio
Title:	Chief Executive Officer

BURGUNDY MERGER SUB, INC.

By:	/s/ Paul Biondi
Name:	Paul Biondi
Title:	President

CELGENE CORPORATION

By:	/s/ Mark J. Alles
Name:	Mark J. Alles
Title:	Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]